Filed Pursuant to Rule 424(b)(2)
Registration No. 333-161521

CALCULATION OF REGISTRATION FEE

Title of Shares To Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)

Common Stock (par value $2.50 per share)	21,850,000	$21.50	$469,775,000	$33,495

(1)
Includes up to 2,850,000 shares that may be issued upon exercise of the underwriters' over-allotment option.

(2)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. This "Calculation of Registration Fee" table shall be deemed to update the "Calculation of Registration Fee" table in the registrant's registration statement on Form S-3 (File No. 333-161521).

PROSPECTUS SUPPLEMENT
(To prospectus dated August 24, 2009)

19,000,000 shares

Xcel Energy Inc.

Common Stock

          In connection with the forward sale agreement that we entered into with an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, which affiliate we refer to as the forward purchaser, Merrill Lynch, Pierce, Fenner & Smith Incorporated, acting as agent for the forward purchaser, which we refer to in such agency capacity as the forward seller, is at our request borrowing from third parties and selling to the underwriters 19,000,000 shares of our common stock. If the forward purchaser determines, in its commercially reasonable judgment, that the forward seller is unable to borrow and deliver for sale on the anticipated closing date the number of shares of our common stock to which the forward sale agreement relates, or if the forward purchaser determines, in its commercially reasonable judgment, that it is either impracticable to do so or that the forward seller is unable to borrow, at a stock loan rate not greater than a specified amount, and deliver for sale on the anticipated closing date the number of shares of our common stock to which the forward sale agreement relates, we will issue and sell to the underwriters a number of shares equal to the number of shares that the forward seller does not borrow and sell.

          We will not initially receive any proceeds from the sale of the shares of our common stock offered hereby, except in certain circumstances described in this prospectus supplement. Although we expect to physically settle the forward sale agreement entirely by delivering shares of our common stock in exchange for cash proceeds on a date or dates specified by us within approximately 10 months of the date of this prospectus supplement, we may elect cash or net share settlement for all or a portion of our obligations under the forward sale agreement if we conclude it is in our best interest to do so. See "Underwriting—Forward Sale Agreement" for a description of the forward sale agreement.

          Our common stock is listed on the New York Stock Exchange under the symbol "XEL." The last reported sale price of our common stock on the New York Stock Exchange on August 3, 2010 was $22.10 per share.

          Investing in our common stock involves risks. See "Risk Factors" on page S-5 of this prospectus supplement to read important factors you should consider before investing in our common stock.

	Per Share	Total
Public offering price	$21.500	$408,500,000
Underwriting discount	$ 0.645	$ 12,255,000
Proceeds, before expenses, to us(1)	$20.855	$396,245,000
(1)
Depending on the price of our common stock at the time of settlement of the forward sale agreement and the relevant settlement method, we may receive proceeds upon settlement of the forward sale agreement, which settlement must occur no later than approximately 10 months after the date of this prospectus supplement. For the purposes of calculating the aggregate net proceeds to us, we have assumed that the forward sale agreement is physically settled based on the initial forward sale price of $20.855 per share. The forward sale price is subject to adjustment pursuant to the forward sale agreement, and the actual proceeds, if any, will be calculated as described in this prospectus supplement.

          We have granted the underwriters an option to purchase from us directly up to an additional 2,850,000 shares of common stock to cover over-allotments (representing 15% of the aggregate shares of our common stock offered hereby). We may elect, in our sole discretion if such option is exercised, that the additional shares of common stock be sold by the forward seller to the underwriters (in which case we will enter into an additional forward sale agreement with the forward purchaser in respect of the number of shares that are subject to the exercise of the underwriters' over-allotment option). In such event, if the forward purchaser determines, in its commercially reasonable judgment, that the forward seller is unable to borrow and deliver for sale on the anticipated closing date for the exercise of such option the number of shares of our common stock with respect to which such option has been exercised, or if the forward purchaser determines, in its commercially reasonable judgment, that it is either impracticable to do so or that the forward seller is unable to borrow, at a stock loan rate not greater than a specified amount, and deliver for sale on the anticipated closing date for the exercise of such option the number of shares of our common stock with respect to which such option has been exercised, we will issue and sell to the underwriters a number of shares equal to the number of shares that the forward seller does not borrow and sell.

          Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

          The underwriters are offering the shares of our common stock as set forth under "Underwriting." The underwriters expect to deliver the shares of common stock in book-entry form only through the facilities of The Depositary Trust Company against payment on or about August 9, 2010.

Joint Book-Running Managers

BofA Merrill Lynch	Barclays Capital	J.P. Morgan

Co-Managers

Credit Suisse	KeyBanc Capital Markets	Morgan Stanley	UBS Investment Bank

Prospectus Supplement dated August 3, 2010

        This document is in two parts. The first part is the prospectus supplement, which describes our business and the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we provide to you. We have not authorized anyone to provide you with different information and if given, you should not rely on it. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of those documents.

        If this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the information in this prospectus supplement.

Prospectus Supplement

i

PROSPECTUS SUMMARY

        The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and the accompanying prospectus. This summary highlights selected information from this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information you should consider before investing in our common stock. You should carefully read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, which are described under the caption "Where You Can Find More Information" in the accompanying prospectus. In this prospectus supplement, except as otherwise indicated or as the context otherwise requires, the "Company," "we," "us" and "our" refer to Xcel Energy Inc., a Minnesota corporation.

 The Company

        We are a public utility holding company with four utility subsidiaries: (i) Northern States Power Company, a Minnesota corporation, which serves approximately 1.4 million electric customers and approximately 500,000 gas customers in Minnesota, North Dakota and South Dakota; (ii) Public Service Company of Colorado, a Colorado corporation, which serves approximately 1.4 million electric customers and approximately 1.3 million gas customers in Colorado; (iii) Southwestern Public Service Company, a New Mexico corporation, which serves approximately 396,000 electric customers in portions of Texas and New Mexico; and (iv) Northern States Power Company, a Wisconsin corporation, which serves approximately 249,000 electric customers and approximately 105,000 gas customers in northwestern Wisconsin and the western portion of the Upper Peninsula of Michigan.

        We were incorporated in 1909 under the laws of Minnesota as Northern States Power Company. On August 18, 2000, we merged with New Century Energies, Inc. and our name was changed from Northern States Power Company to Xcel Energy Inc.

        Our principal executive offices are located at 414 Nicollet Mall, Minneapolis, Minnesota 55401, and our telephone number at that location is (612) 330-5500.

 The Offering

        The following summary contains basic information about this offering. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement and the accompanying prospectus, including "Description of Common Stock," and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Issuer	Xcel Energy Inc.
Common stock offered by this prospectus supplement	19,000,000 shares.(1)
Common stock to be outstanding immediately after the offering	459,987,683 shares.(2)(3)
Common stock to be outstanding after settlement of the forward sale agreement assuming physical settlement	478,987,683 shares.(1)(2)(3)
Use of proceeds

We will not initially receive any proceeds from the sale of the shares of our common stock pursuant to this prospectus supplement, unless an event occurs that requires us to sell our common stock to the underwriters in lieu of the forward seller selling our common stock to the underwriters or the underwriters exercise their over-allotment option and we elect to issue the additional shares of our common stock covered by such option rather than causing the forward seller to borrow and sell such additional shares to the underwriters. Depending on the price of our common stock at the time of settlement of the forward sale agreement and the relevant settlement method, we may receive proceeds upon settlement of the forward sale agreement, which settlement must occur within approximately 10 months of the date of this prospectus supplement.

(1)
This amount does not include up to 2,850,000 shares that may be purchased to cover over-allotments.

(2)
This amount is based on the total number of shares of our common stock that was outstanding on July 29, 2010. In calculating that number of shares, we did not take into account shares reserved for future issuance upon conversion of outstanding stock options or upon satisfaction of performance targets under outstanding equity compensation awards or other stock compensation plans. For more information, see "Underwriting" below.

(3)
The forward purchaser has advised us that the forward seller intends to acquire shares of our common stock to be sold under this prospectus supplement through borrowings from stock lenders. Unless otherwise specified in this prospectus supplement, we assume that we will not be required to issue to the underwriters shares of our common stock that are the subject of this offering. If the forward seller is unable to borrow, or unable to borrow at a cost not greater than a specified threshold, all or a portion of the shares of common stock that are the subject of this offering, we will issue and sell for cash to the underwriters a number of shares equal to the number of shares that the forward seller does not borrow and sell. See "Underwriting—Forward Sale Agreement" for a description of the forward sale agreement.

Assuming that the forward sale agreement is physically settled in whole at the initial forward sale price of $20.855 per share and the underwriters do not exercise their over-allotment option, we would receive upon settlement proceeds of approximately $396,245,000, net of the underwriting discount but before estimated expenses, upon settlement of the forward sale agreement. The forward sale price is subject to adjustment pursuant to the forward sale agreement, and the actual proceeds, if any, will be calculated as described in this prospectus supplement. See "Underwriting—Forward Sale Agreement" for a description of the forward sale agreement.

We intend to add any net proceeds that we receive upon settlement of the forward sale agreement to our general funds and use those proceeds to repay outstanding commercial paper and make capital contributions to our operating subsidiaries.

In addition, if an event occurs that requires us to sell our common stock to the underwriters in lieu of the forward seller selling our common stock to the underwriters or the underwriters exercise their over-allotment option and we elect to issue the additional shares of our common stock covered by such option rather than causing the forward seller to borrow and sell such additional shares to the underwriters, then we intend to use the net proceeds we receive from such sale for the same purposes. See "Use of Proceeds."

Listing	Our common stock is listed on the New York Stock Exchange under the symbol "XEL."
Dividend policy

We expect to pay dividends on our common stock in amounts determined from time to time by our board of directors. Future dividend levels will be dependent on our results of operations, financial position, cash flows and other factors.

Risk factors

An investment in our common stock involves various risks, and prospective investors should carefully consider the matters discussed under the caption entitled "Risk Factors" beginning on page S-5 of this prospectus supplement.

Accounting treatment

Before settlement of the forward sale agreement, the forward sale agreement will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares that would be issued upon physical settlement of the forward sale agreement over the number of shares that could be purchased by us in the market (based on the average market price during the period) using the proceeds receivable upon settlement (based on the adjusted forward sale price). Consequently, prior to physical or net share settlement of the forward sale agreement and subject to the occurrence of certain events, we anticipate there will be no dilutive effect on our earnings per share except during periods when the applicable average market price of our common stock is above the per share adjusted forward sale price, which is initially $20.855 (which is the public offering price less the underwriting discount shown on the cover page of this prospectus supplement), and is subject to adjustment based on the federal funds rate less a spread, subject to decrease on each of certain dates specified in the forward sale agreement and subject to adjustment upon the occurrence of certain events pursuant to the forward sale agreement. However, if we decide to physically settle or net share settle the forward sale agreement, any delivery of our shares on physical or net share settlement of the forward sale agreement will result in dilution to our earnings per share and return on average common equity.

Conflicts of interest

All of the proceeds of this offering (excluding proceeds to us with respect to any common stock that we may sell to the underwriters in lieu of the forward seller selling our common stock to the underwriters and, if the underwriters exercise their over-allotment option and we elect to issue the additional shares to cover over-allotments directly, the proceeds to us from the issuance of such additional shares) will be paid to Merrill Lynch, Pierce, Fenner & Smith Incorporated as forward seller or its affiliate in its capacity as forward purchaser. As a result, Merrill Lynch, Pierce, Fenner & Smith Incorporated and/or its affiliates will receive more than 5% of the net proceeds of this offering, not including underwriting compensation. Accordingly, this offering is being made in compliance with the requirements of NASD Rule 2720 (Public Offerings of Securities with Conflicts of Interest) of the Financial Industry Regulatory Authority, Inc. Pursuant to that rule, the appointment of a "qualified independent underwriter" is not necessary in connection with this offering, as the shares of common stock have a "bona fide public market" (as such terms are defined in NASD Rule 2720).

RISK FACTORS

        An investment in our common stock involves various risks. You should carefully consider the risks and uncertainties described below as well as any cautionary language or other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information under the caption "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2009, as modified by our Quarterly Reports on Form 10-Q and other SEC filings after such Annual Report, before investing in our common stock. The risks described therein or set forth below are those that we consider to be the most significant to your decision whether to invest in our common stock. If any of the events described below occurs, our business, financial condition or results of operations could be materially harmed. As a result, the trading price of our common stock could decline and you could lose a part or all of your investment.

  Settlement provisions contained in the forward sale agreement subject us to certain risks.

        The forward purchaser will have the right to accelerate the forward sale agreement and require us to physically settle the forward sale agreement on a date specified by the forward purchaser if:

  •
  in the commercially reasonable judgment of the forward purchaser (i) it or its affiliate would be unable to hedge its exposure to the forward sale agreement because of the lack of sufficient shares of our common stock being made available for share borrowing by lenders or (ii) it or its affiliate would incur a cost to borrow shares of our common stock to hedge its exposure to the forward sale agreement that is greater than a specified threshold;

  •
  we declare any dividend or distribution on shares of our common stock payable in (i) cash in excess of a specified amount (other than extraordinary dividends), (ii) securities of another company or (iii) any other type of securities (other than our common stock), rights, warrants or other assets for payment at less than the prevailing market price, as determined by the forward purchaser;

  •
  certain ownership thresholds applicable to the forward purchaser are exceeded;

  •
  an event is announced that, if consummated, would result in an extraordinary event (as defined in the forward sale agreement) including, among other things, certain mergers and tender offers, as well as certain events involving our nationalization or delisting of our common stock or the occurrence of certain changes in applicable law or regulations (each as more fully described in the forward sale agreement); or

  •
  certain other events of default or termination events occur, including, among other things, any material misrepresentation made in connection with entering into the forward sale agreement (each as more fully described in the forward sale agreement). To the extent not previously settled, the forward sale agreement will terminate automatically in the event of our bankruptcy, with no termination payments owed by either party.

        The forward purchaser's decision to exercise its right to require us to settle the forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver our common stock under the terms of the physical settlement provisions of the forward sale agreement irrespective of our capital needs, which could result in dilution to our earnings per share and return on average common equity. In addition, upon certain events of bankruptcy, insolvency or reorganization relating to us, the forward sale agreement will terminate without further liability of either party. Following any such termination, we would not issue any shares and we would not receive any proceeds pursuant to the forward sale agreement.

        The forward sale agreement provides for settlement on a settlement date or dates to be specified at our discretion, except as described above, within approximately 10 months from the date of this prospectus supplement.

        Except under the circumstances described above, we generally have the right to elect physical, cash or net share settlement under the forward sale agreement. Subject to the provisions of the forward sale agreement, delivery of our shares on physical settlement or net share settlement of the forward sale agreement could result in dilution to our earnings per share and return on average common equity. If we elect cash or net share settlement for all or a portion of the shares of our common stock included in the forward sale agreement, we would expect the forward purchaser or one of its affiliates to purchase the number of shares necessary, based on the portion for which we elect cash or net share settlement, in order to cover the obligation to return the shares of our common stock the forward seller borrowed in connection with sales of our common stock under this prospectus supplement (in the case of net share settlement, taking into account the shares of common stock, if any, we are required to deliver to the forward purchaser) and, if applicable in connection with net share settlement, to deliver shares to us. If we elect to cash or net share settle the forward sale agreement, and the average price of our common stock over a specified period preceding such settlement is above the forward sale price at that time, we would expect to pay, or deliver, as the case may be, to the forward purchaser under the forward sale agreement an amount of cash, or common stock with a value, equal to this difference, which could be significant, and we would not have the right to receive any cash or common stock from the forward purchaser. If we elect to cash or net share settle the forward sale agreement, and the average price of our common stock over a specified period preceding such settlement is below the forward sale price at that time, we expect that we would be paid this difference in cash by, or we would receive the value of this difference in common stock from, the forward purchaser under the forward sale agreement, as the case may be. See "Underwriting—Forward Sale Agreement."

        In addition, the purchase of our common stock by the forward purchaser or one of its affiliates to unwind its hedge position could cause the price of our common stock to increase over time, thereby increasing the amount of cash we could owe to the forward purchaser upon a cash settlement of the forward sale agreement, or the number of shares we could owe to the forward purchaser upon a net share settlement of the forward sale agreement, as the case may be.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated financial data as of December 31, 2009 and 2008, and for the years ended December 31, 2009, 2008 and 2007 have been derived from our audited consolidated financial statements and the related notes. The consolidated financial data as of June 30, 2010 and 2009 have been derived from our unaudited financial statements. The information set forth below should be read together with "Management's Discussion and Analysis," our audited and unaudited consolidated financial statements and related notes and other information contained in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the period ended June 30, 2010, which we incorporate by reference in this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information" in the accompanying prospectus. The historical financial information may not be indicative of our future performance.

	Six Months Ended June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(Thousands of Dollars)
Consolidated Income Statement Data:
Operating revenues	$5,115,226	$4,711,625	$9,644,303	$11,203,156	$10,034,170
Operating expenses	4,386,257	4,061,460	8,175,731	9,812,365	8,683,097

Operating income	728,969	650,165	1,468,572	1,390,791	1,351,073

Other income	43,733	48,715	110,121	107,496	48,155
Interest charges and financing costs	270,973	261,027	521,855	513,881	528,845
Income taxes	198,764	144,971	371,314	338,686	294,484
Income (loss) from discontinued operations, net of tax	3,929	(1,708)	(4,637)	(166)	1,449

Net income	$306,894	$291,174	$680,887	$645,554	$577,348

		December 31,
	June 30, 2010
		2009	2008
	(Thousands of Dollars)
Consolidated Balance Sheet Data:
Current assets	$2,263,947	$2,763,411	$3,015,529
Property, plant and equipment, net	19,074,194	18,508,296	17,688,720
Other assets	4,225,071	4,216,721	4,254,246

Total assets	$25,563,212	$25,488,428	$24,958,495

Current portion of long-term debt	$545,637	$543,814	$558,772
Short-term debt	129,000	459,000	455,250
Other current liabilities	1,671,030	2,012,443	2,032,223

Total current liabilities	2,345,667	3,015,257	3,046,245

Deferred credits and other liabilities	7,310,928	7,196,318	7,111,841
Long-term debt	8,409,815	7,888,628	7,731,688
Preferred stockholders' equity	104,980	104,980	104,980
Common stockholders' equity	7,391,822	7,283,245	6,963,741

Total liabilities and equity	$25,563,212	$25,488,428	$24,958,495

USE OF PROCEEDS

        We will not initially receive any proceeds from the sale of the shares of our common stock pursuant to this prospectus supplement, unless an event occurs that requires us to sell our common stock to the underwriters in lieu of the forward seller selling our common stock to the underwriters or the underwriters exercise their over-allotment option and we elect to issue the additional shares of our common stock covered by such option rather than causing the forward seller to borrow and sell such additional shares to the underwriters, in which case we intend to use all net proceeds we receive from such sale for the same purposes described below. Depending on the settlement method and, in the case of cash or net share settlement, the market prices of our common stock during a specified period preceding the time of settlement, we may receive proceeds from the sale of common stock upon settlement of the forward sale agreement, which settlement must occur within approximately 10 months of the date of this prospectus supplement. For purposes of calculating the proceeds to us upon settlement of the forward sale agreement, we have assumed that the forward sale agreement is physically settled based upon the initial forward sale price of $20.855 per share (which is the public offering price of our common stock after deducting the applicable underwriting discount shown on the cover of this prospectus supplement) on the effective date of the forward sale agreement, which will be August 9, 2010, and that the underwriters have not exercised their election to purchase up to 2,850,000 shares to cover over-allotments. Based on such assumptions, we would receive aggregate net proceeds of approximately $396,245,000 upon settlement of the forward sale agreement. The actual proceeds from the forward sale are subject to the terms of the forward sale agreement. See "Underwriting—Forward Sale Agreement" for a description of the forward sale agreement.

        We intend to add any net proceeds that we receive upon settlement of the forward sale agreement to our general funds and use those proceeds to repay outstanding commercial paper and make capital contributions to our operating subsidiaries.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        Our common stock is listed on the New York Stock Exchange under the symbol "XEL." The following table sets forth the high and low sale prices, based on the New York Stock Exchange Composite Transactions, and the cash dividends declared on the shares of common stock for the periods indicated:

	High	Low	Dividend(1)
2008:
First Quarter	$22.90	$19.39	$0.2300
Second Quarter	$21.73	$19.67	$0.2375
Third Quarter	$22.39	$19.40	$0.2375
Fourth Quarter	$20.21	$15.32	$0.2375
2009:
First Quarter	$19.13	$16.01	$0.2375
Second Quarter	$18.98	$16.83	$0.2450
Third Quarter	$20.29	$17.44	$0.2450
Fourth Quarter	$21.94	$18.53	$0.2450
2010:
First Quarter	$21.76	$19.82	$0.2450
Second Quarter	$22.14	$19.81	$0.2525
Third Quarter (through August 3, 2010)	$23.02	$20.47

(1)
Dividends were declared in the quarter indicated but paid in the subsequent quarter.

        On August 3, 2010, the reported last sale price of our common stock on the New York Stock Exchange was $22.10 per share. As of July 29, 2010, we had 459,987,683 shares of our common stock outstanding.

        We expect to pay dividends on our common stock in amounts determined from time to time by our board of directors. Dividends are typically paid on the 20th day of January, April, July and October of each year.

        Our Articles of Incorporation place restrictions on the amount of common stock dividends we can pay when preferred stock is outstanding. Under the provisions, dividend payments may be restricted if our capitalization ratio (on a holding company basis only, not on a consolidated basis) is less than 25 percent. For these purposes, the capitalization ratio is equal to (i) common stock plus surplus divided by (ii) the sum of common stock plus surplus plus long-term debt. Based on this definition, Xcel Energy's holding company capitalization ratio at June 30, 2010 was 80% percent. Therefore, the restrictions do not place any effective limit on our ability to pay dividends as of that date. For further discussion of our dividend policy, see Item 7—Management's Discussion and Analysis, Liquidity and Capital Resources. Future dividend levels will be dependent on our results of operations, financial position, cash flows and other factors. See "Description of Common Stock" in the accompanying prospectus for a discussion of certain restrictions on the payment of our dividends.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
FOR HOLDERS OF COMMON STOCK

        The following is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of our common stock, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable United States federal income tax regulations promulgated or proposed under the Code (the "Treasury Regulations"), administrative rulings and judicial decisions, all as of the date of this prospectus supplement. These authorities are subject to change, possibly retroactively, and are subject to differing interpretations, so as to result in United States federal income tax consequences different from those set forth below.

        This summary is applicable only to holders who hold our common stock as a capital asset for United States federal income tax purposes. This summary also does not address any possible applicability of any United States federal tax other than the income tax, including but not limited to the United States federal estate tax or gift tax, or the tax considerations arising under the laws of any non-United States, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

  •
  banks, insurance companies or other financial institutions;

  •
  persons subject to the alternative minimum tax;

  •
  real estate investment trusts and regulated investment companies;

  •
  tax-exempt organizations;

  •
  pension funds;

  •
  brokers and dealers in securities or currencies;

  •
  traders in securities that elect to use a mark-to-market method of tax accounting for their securities holdings;

  •
  U.S. holders (as defined below) whose "functional currency" is not the U.S. dollar or who hold our common stock through a foreign entity or foreign account;

  •
  "controlled foreign corporations," "passive foreign investment companies" and corporations that accumulate earnings to avoid United States federal income tax;

  •
  persons who own, or are deemed to own, more than 5% of our company (except to the extent specifically set forth below);

  •
  persons that are partnerships (or other entities or arrangements classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, or investors in such entities;

  •
  certain former citizens or long-term residents of the United States;

  •
  persons who hold our common stock as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction; or

  •
  persons deemed to sell our common stock under the constructive sale provisions of the Code.

        This summary is not binding on the Internal Revenue Service (the "IRS"). We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to such statements and conclusions.

        THIS SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT LEGAL OR TAX ADVICE. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-UNITED STATES OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

United States Holder and Non-United States Holder Defined

        For purposes of this discussion, a "U.S. holder" is a beneficial owner of shares of common stock who is for United States federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more "United States persons," as defined in the Code, have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        If a partnership, including any entity or arrangement treated as a partnership for United States federal income tax purposes, is a holder of our common stock, then the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. A holder that is a partnership, and partners in such partnership, are urged to consult their own tax advisors concerning the tax consequences of holding and disposing of our common stock.

        For purposes of this discussion, a "Non-U.S. holder" means any beneficial owner of common stock that is neither a U.S. holder nor a partnership or other entity or arrangement treated as a partnership for United States federal income tax purposes. A Non-U.S. holder should review the discussion under the heading "—Non-U.S. Holders" below for more information.

U.S. Holders

  Dividends on Common Stock

        Distributions to a U.S. holder with respect to shares of our common stock will be treated as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, as of the end of the taxable year of the distribution. Dividends will be taxable to a U.S. holder as ordinary income. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, it will be treated as a return of capital to the extent of a U.S. holder's adjusted tax basis in our shares of common stock and thereafter as capital gain from the sale or exchange of such shares of common stock.

        Dividends paid to corporate U.S. holders will generally qualify for a dividends received deduction, provided that certain conditions are met. Dividends received by individual and other non-corporate U.S. holders on our common stock in taxable years beginning on or before December 31, 2010 will generally be subject to United States federal income tax at lower rates applicable to long-term capital gains, provided that certain conditions are met. The legislation providing for the application of the reduced capital gain rates to dividends is scheduled to expire on December 31, 2010, at which time, unless such legislation is extended, dividends received by a non-corporate U.S. holder will generally be taxed at ordinary income rates. U.S. holders should consult their own tax advisors concerning the applicability of these rules to their particular circumstances.

  Sale or Other Taxable Disposition of Common Stock

        A U.S. holder will generally recognize capital gain or loss upon the sale, exchange or other taxable disposition of our common stock and, if such holder's holding period in such common stock exceeds one year, such gain or loss will generally be treated as a long-term capital gain or loss. The amount of the U.S. holder's gain or loss will be equal to the difference between the amount of cash plus the fair market value of any property received by the U.S. holder in exchange for the disposed common stock and such U.S. holder's adjusted tax basis in the common stock. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally are subject to a reduced tax rate. For a non-corporate U.S. holder, the current maximum United States federal income tax rate applicable to long term capital gains is generally 15%. The legislation providing for this 15% rate is scheduled to expire on December 31, 2010, at which time, unless such legislation is extended, the rate applicable to long term capital gains from the sale or exchange of common stock for United States federal income tax purposes will generally increase to 20%. The deductibility of capital losses is subject to limitations.

  New Medicare Tax

        Newly enacted legislation requires certain U.S. holders who are individuals, estates or trusts to pay a 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012. If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in our common stock.

  Information Reporting and Backup Withholding

        Certain non-exempt U.S. holders may be subject to information reporting in respect of any dividends on our common stock and the proceeds of the sale or other disposition of our common stock. In addition, backup withholding may apply, currently at a rate of 28% (but scheduled to increase to 31% in 2011), if the U.S. holder (i) fails to supply a taxpayer identification number and certain other information, certified under penalty of perjury, in the manner required by the applicable Treasury Regulations, (ii) fails to certify that such holder is eligible for an exemption from backup withholding or (iii) otherwise fails to comply with the applicable backup withholding rules. Amounts withheld under backup withholding are allowable as a refund or a credit against the U.S. holder's federal income tax upon furnishing the required information on a timely basis to the IRS.

Non-U.S. Holders

  Distributions

        Any distributions we make with respect to our common stock will generally constitute dividends for United States federal income tax purposes to the extent payable from our current or accumulated earnings and profits, as determined under United States federal income tax principles, as of the end of the taxable year of the distribution. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will first constitute a non-taxable return of capital, which reduces a Non-U.S. holder's tax basis in its shares of our common stock, but not below zero, and thereafter will be treated as gain from the sale of stock.

        Any dividend on our common stock paid to a Non-U.S. holder generally will be subject to United States withholding tax at a rate of 30% of the gross amount of the dividend, subject to any exemption or lower rate as may be specified by an applicable tax treaty, unless the dividends are effectively connected with the conduct by a Non-U.S. holder of a trade or business within the United States and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. holder. We may withhold up to 30% of the gross amount of the entire distribution even if the amount of the distribution is greater than the amount constituting a dividend, as described above, to the extent provided for in the Treasury Regulations. If tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, then a Non-U.S. holder may obtain a refund of any excess amounts withheld if it timely files an appropriate claim for refund with the IRS.

        In order to receive a reduced rate of or an exemption from withholding tax under an income tax treaty, a Non-U.S. holder is required to satisfy certain certification requirements, which may be met by providing us or our agent with an IRS Form W-8BEN or other appropriate version of IRS Form W-8 certifying, under penalty of perjury, as to its qualification for the reduced rate or exemption. Special certification and other requirements apply to certain Non-U.S. holders that are partnerships or other pass-through entities.

        Dividends received by a Non-U.S. holder that are effectively connected with the holder's conduct of a United States trade or business and, if required by an applicable income tax treaty, that are attributable to a United States permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. holder will generally be exempt from withholding tax. In order to obtain this exemption, a Non-U.S. holder must satisfy certain certification requirements, which may be met by providing us or our paying agent with an IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are subject to United States federal income tax and are taxed at the same graduated rates applicable to United States persons, net of certain deductions and credits. In addition, if a Non-U.S. holder is a corporate non-United States holder, dividends received that are effectively connected with such holder's conduct of a United States trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

        If a Non-U.S. holder is eligible for a reduced rate of or an exemption from withholding tax pursuant to an income tax treaty, then such holder may obtain a refund of any excess amounts withheld if it timely file an appropriate claim for refund with the IRS.

  Gain on the Sale or Disposition of Common Stock

        Subject to the discussion regarding backup withholding below, a Non-U.S. holder generally will not be subject to United States federal income or withholding tax on any gain realized upon the sale or other disposition of our common stock unless:

  •
  that gain is effectively connected with the Non-U.S. holder's conduct of a United States trade or business and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. holder;

  •
  the Non-U.S. holder is a nonresident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

  •
  our common stock constitutes a United States real property interest by reason of our status as a "United States real property holding corporation" for United States federal income tax purposes, which we refer to as a "USRPHC," at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. holder's holding period for our common stock.

        In general, a corporation is a USRPHC if the fair market value of its U.S. real property interests (as defined in the Code and applicable Treasury Regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide (domestic and foreign) real property interests and its other assets used or held for use in a trade or business. We may currently be, have been in the past or may become in the future a USRPHC. Even if we are or become a USRPHC, however, so long as our common stock is regularly traded on an established securities market (such as the New York Stock Exchange), our common stock will be treated as U.S. real property interests only for a Non-U.S. holder who actually or constructively holds (at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. holder's holding period) more than 5% of such regularly traded stock.

        A Non-U.S. holder described in the first bullet above will be required to pay tax on the net gain derived from the sale or disposition under regular graduated United States federal income tax rates, as if such holder were a United States person, except as otherwise required by an applicable income tax treaty. In addition, corporate Non-U.S. holders described in the first bullet above may be subject to an additional branch profits tax at a 30% rate, subject to any exemption or lower rate as may be specified by an applicable tax treaty.

        A Non-U.S. holder who is an individual described in the second bullet above will be subject to tax at a gross rate of 30% on the amount by which such holder's capital gains allocable to United States sources, including gain from the sale or other disposition of our common stock, exceed capital losses allocable to United States sources, except as otherwise provided in an applicable income tax treaty.

  Recent Legislation Regarding Withholding on Payments to Foreign Financial Entities and Other Foreign Entities

        Under recently enacted legislation, a 30% withholding tax would be imposed on certain payments that are made after December 31, 2012 to certain foreign financial institutions, investment funds and other non-U.S. persons that fail to comply with information reporting requirements in respect of their direct and indirect United States shareholders and/or United States accountholders. Such payments would include U.S.-source dividends and the gross proceeds from the sale or other disposition of stock that can produce U.S.-source dividends. Non-U.S. Holders should consult their tax advisors regarding this legislation.

  Information Reporting and Backup Withholding

        We will, where required, report to the IRS and to Non-U.S. holders, the amount of dividends paid, the name and address of the recipients, and the amount, if any, of tax withheld. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the Non-U.S. holder's country of residence.

        Payments of dividends made to a Non-U.S. holder may be subject to backup withholding (currently at a rate of 28%, but scheduled to increase to 31% in 2011) unless the Non-U.S. holder establishes an exemption, for example, by properly certifying its non-United States status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a United States person.

        The gross proceeds from the disposition of our common stock may be subject to information reporting and backup withholding. If a Non-U.S. holder sells shares of our common stock outside the United States through a non-United States office of a non-United States broker and the sales proceeds are paid to such holder outside the United States, then the backup withholding and information reporting requirements generally will not apply to that payment. However, information reporting, but not backup withholding, generally will apply to a payment of sales proceeds, even if that payment is made outside the United States, if the Non-U.S. holder sells shares of our common stock through a non-United States office of a broker that has specified types of connections with the United States, unless the broker has documentary evidence in its records that the holder is not a United States person and specified conditions are met, or the holder otherwise establishes an exemption. If a Non-U.S. holder receives payments of the proceeds of a sale of our common stock to or through a United States office of a broker, the payment will be subject to both United States backup withholding and information reporting unless such holder properly provides an IRS Form W-8BEN (or another appropriate version of IRS Form W-8) certifying that such holder is not a United States person or otherwise establishes an exemption, and the broker does not know or have reason to know that such holder is a United States person.

        Backup withholding is not an additional tax. Amounts withheld from payments to a Non-U.S. holder under the backup withholding rules will be allowed as a credit against the holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

        THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS FOR GENERAL INFORMATION PURPOSES ONLY, DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO OUR SHARES OF COMMON STOCK AND IS NOT TAX ADVICE. INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SHARES OF COMMON STOCK.

UNDERWRITING

        In this offering, subject to the terms and conditions of the underwriting agreement, the forward seller has agreed, at our request, to borrow and sell 19,000,000 shares of our common stock to the underwriters in connection with the execution of the forward sale agreement between us and the forward purchaser. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and J.P. Morgan Securities Inc. are the joint book-running managers of this offering and the representatives of each of the underwriters named below. We have entered into an underwriting agreement with the underwriters and the forward seller. Subject to the terms and conditions of the underwriting agreement, the forward seller has agreed to sell to the underwriters named below, and each of the underwriters has severally agreed to purchase the respective number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	4,750,000
Barclays Capital Inc.	4,750,000
J.P. Morgan Securities Inc.	4,750,000
Credit Suisse Securities (USA) LLC	1,187,500
KeyBanc Capital Markets Inc.	1,187,500
Morgan Stanley & Co. Incorporated	1,187,500
UBS Securities LLC	1,187,500

Total	19,000,000

        The underwriters have agreed to purchase all of the common stock sold under the underwriting agreement if any of the shares are purchased other than those shares covered by the over-allotment option described below. The underwriting agreement provides that the obligations of the several underwriters to purchase the common stock offered by this prospectus supplement are subject to the approval of specified legal matters by their counsel and several other specified conditions. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

Forward Sale Agreement

        We entered into a forward sale agreement on the date of this prospectus supplement with an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, which affiliate we refer to as the forward purchaser, relating to 19,000,000 shares of our common stock. In connection with the execution of the forward sale agreement, and at our request, Merrill Lynch, Pierce, Fenner & Smith Incorporated, acting as agent for the forward purchaser, which we refer to in such agency capacity as the forward seller, is borrowing from third parties and selling to the underwriters in this offering 19,000,000 shares of our common stock. If the forward seller is unable to borrow and deliver for sale on the anticipated closing date of the offering any shares of our common stock, then the forward sale agreement will be terminated in its entirety. If the forward purchaser determines, in its commercially reasonable judgment, that the forward seller is unable to borrow and deliver for sale on the anticipated closing date the number of shares of our common stock to which the forward sale agreement relates, or the forward purchaser determines, in its commercially reasonable judgment, that it is either impracticable to do so or that the forward seller is unable to borrow, at a stock loan rate not greater than a specified amount, and deliver for sale on the anticipated closing date the number of shares of our common stock to which the forward sale agreement relates, then the number of shares of our common stock to which the forward sale agreement relates will be reduced to the number of shares that the forward seller can borrow at or below such cost. In the event that the number of shares to which the forward sale agreement relates is so reduced, the commitments of the underwriters to purchase shares of our common stock from the forward seller and the forward seller's obligation to borrow such shares for delivery and sale to the underwriters, as described above, will be replaced with commitments of the underwriters to purchase from us and our corresponding obligation to issue directly to the underwriters the number of shares not borrowed and delivered by the forward seller. We or the representatives of the underwriters will have the right to postpone the closing date for one New York business day to effect any necessary changes to the documents or arrangements.

        We will receive an amount equal to the net proceeds from the offering and sale of the borrowed shares of our common stock sold in this offering, subject to certain adjustments pursuant to the forward sale agreement, from the forward purchaser upon physical settlement of the forward sale agreement. We will only receive such proceeds if the forward sale agreement is physically settled.

        The forward sale agreement provides for settlement on a settlement date or dates to be specified at our discretion, unless certain acceleration events occur, within approximately 10 months from the date of this prospectus supplement. On a settlement date or dates, if we decide to physically settle the forward sale agreement, we will issue shares of our common stock to the forward purchaser at the then-applicable forward sale price. The forward sale price will initially be $20.855 per share, which is the public offering price of our shares of common stock less the underwriting discount, which is shown on the cover page of this prospectus supplement. The forward sale agreement provides that the initial forward sale price will be subject to adjustment on a daily basis based on a floating interest rate factor equal to the federal funds rate less a spread, will be subject to decrease on each of certain dates specified in the forward sale agreement and will be subject to adjustment upon the occurrence of certain events pursuant to the forward sale agreement. If the federal funds rate on a given day is less than the spread on that day, the interest rate factor will result in a reduction of the forward sale price on that day. As of the date of this prospectus supplement, the federal funds rate was less than the spread. The forward sale price will also be subject to decrease if the cost to the forward seller of borrowing our common stock exceeds a specified amount.

        Before settlement of the forward sale agreement, the forward sale agreement will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares that would be issued upon physical settlement of the forward sale agreement over the number of shares that could be purchased by us in the market (based on the average market price during the period) using the proceeds receivable upon settlement (based on the adjusted forward sale price). Consequently, prior to physical or net share settlement of the forward sale agreement and subject to the occurrence of certain events, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of our common stock is above the per share adjusted forward sale price. However, if we decide to physically settle or net share settle the forward sale agreement, any delivery of our shares on physical or net share settlement of the forward sale agreement could result in dilution to our earnings per share and return on average common equity.

        The forward purchaser will have the right to accelerate the forward sale agreement and require us to physically settle the forward sale agreement on a date specified by the forward purchaser if:

  •
  in the commercially reasonable judgment of the forward purchaser (i) it or its affiliate would be unable to hedge its exposure to the forward sale agreement because of the lack of sufficient shares of our common stock being made available for share borrowing by lenders or (ii) it or its affiliate would incur a cost to borrow shares of our common stock to hedge its exposure to the forward sale agreement that is greater than a specified threshold;

  •
  we declare any dividend or distribution on shares of our common stock payable in (i) cash in excess of a specified amount (other than extraordinary dividends), (ii) securities of another company or (iii) any other type of securities (other than our common stock), rights, warrants or other assets for payment at less than the prevailing market price, as determined by the forward purchaser;

  •
  certain ownership thresholds applicable to the forward purchaser are exceeded;

  •
  an event is announced that, if consummated, would result in an extraordinary event (as defined in the forward sale agreement) including, among other things, certain mergers and tender offers, as well as certain events involving our nationalization or delisting of our common stock or the occurrence of certain changes in applicable law and regulations (each as more fully described in the forward sale agreement); or

  •
  certain other events of default or termination events occur, including, among other things, any material misrepresentation made in connection with entering into the forward sale agreement (each as more fully described in the forward sale agreement). To the extent not previously settled, the forward sale agreement will terminate automatically in the event of our bankruptcy, with no termination payments owed by either party.

        The forward purchaser's decision to exercise its right to require us to settle the forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver common stock under the terms of the physical settlement provisions of the forward sale agreement irrespective of our capital needs, which would result in dilution to our earnings per share and return on average common equity. In addition, upon certain events of bankruptcy, insolvency or reorganization relating to us, the forward sale agreement will terminate without further liability of either party. Following any such termination, we would not issue any shares and we would not receive any proceeds pursuant to the forward sale agreement.

        Except under the circumstances described above, we generally have the right to elect physical, cash or net share settlement under the forward sale agreement. Although we expect to settle entirely by the delivery of shares of our common stock, we may elect cash settlement or net share settlement for all or a portion of our obligations if we conclude that it is in our interest to cash settle or net share settle. For example, we may conclude that it is in our interest to cash settle or net share settle if we have no current use for all or a portion of the net proceeds. If we elect to cash or net share settle the forward sale agreement, and the average price of our common stock over a specified period preceding such settlement exceeds the forward sale price at the time, we will pay the forward purchaser under the forward sale agreement an amount in cash, if we cash settle, equal to such difference, or deliver a number of shares of our common stock, if we net share settle, having a market value equal to such difference. Conversely, if we elect to cash or net share settle the forward sale agreement and the average price of our common stock over a specified period preceding such settlement is below the forward sale price at the time, the forward purchaser under the forward sale agreement will pay to us an amount in cash, if we cash settle, equal to such difference, or deliver a number of shares of our common stock, if we net share settle, having a market value equal to such difference.

        If we elect to cash or net share settle the forward sale agreement, we would expect the forward purchaser or its affiliate to purchase shares of our common stock in secondary market transactions for delivery to stock lenders in order to close out its short position (in the case of net share settlement, taking into account the shares of common stock, if any, we are required to deliver to the forward purchaser) and, if applicable in connection with net share settlement, to deliver shares to us. The purchase of our common stock by the forward purchaser or its affiliate could cause the price of our common stock to increase over time, thereby increasing the cash we could owe to the forward purchaser in the event of cash settlement, or the number of shares we could owe to the forward purchaser in the event of net share settlement, as the case may be.

Underwriting Discount

        The following table shows the per share and total underwriting discount to be paid to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$21.500	$408,500,000	$469,775,000
Underwriting discount	$0.645	$12,255,000	$14,093,250
Proceeds, before expenses, to us	$20.855	$396,245,000	$455,681,750

        The information assumes (a) either no exercise or full exercise by the underwriters of the over-allotment option, and (b) that the forward sale agreement is physically settled based upon the initial forward sale price of $20.855 per share and by the delivery of shares of our common stock. If we physically settle the forward sale agreement, we expect to receive proceeds of approximately $396,245,000, net of underwriting discount but before estimated expenses, subject to certain adjustments as described above. Settlement must occur no later than approximately 10 months after the date of this prospectus supplement.

        We estimate that the total expenses of this offering, excluding underwriting discount, will be approximately $600,000.

        The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.38 per share. If all the shares are not sold at the public offering price, the underwriters may change the public offering price and other selling terms. The shares are offered by the underwriters as stated in this prospectus supplement, subject to receipt and acceptance by them. The underwriters reserve the right to reject an order for the purchase of our shares in whole or in part.

        We have granted the underwriters an option to purchase from us directly up to an additional 2,850,000 shares of common stock to cover over-allotments (representing 15% of the aggregate shares of common stock offered hereby) at the public offering price less the underwriting discount shown on the cover page of this prospectus supplement. The underwriters may exercise this option at any time, in whole or in part, until 30 days after the date of this prospectus supplement. If the underwriters exercise this option, each underwriter will be obligated, subject to the conditions contained in the underwriting agreement, to purchase a number of additional shares of our common stock proportionate to that underwriter's initial allocation reflected in the above table. We may elect, in our sole discretion if such option is exercised, that the additional shares of common stock be sold by the forward seller to the underwriters (in which case we will enter into an additional forward sale agreement with the forward purchaser in respect of the number of shares that are subject to the exercise of the underwriters' over-allotment option). In such event, if the forward purchaser determines, in its commercially reasonable judgment, that the forward seller is unable to borrow and deliver for sale on the anticipated closing date for the exercise of such option the number of shares of our common stock with respect to which such option has been exercised, or if the forward purchaser determines, in its commercially reasonable judgment, that it is either impracticable to do so or that the forward seller is unable to borrow, at a stock loan rate not greater than a specified amount per share, and deliver for sale on the anticipated closing date for the exercise of such option the number of shares of our common stock with respect to which such option has been exercised, then we will issue and sell the shares of common stock that the forward seller does not borrow and sell. In such event, we or the representatives of the underwriters will have the right to postpone the closing date for the exercise of such option for one business day to effect any necessary changes to the documents or arrangements in connection with such closing.

        Subject to certain exceptions, we and certain of our executive officers have agreed that, without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and J.P. Morgan Securities Inc., we and they will not during the 45-day period after the date of this prospectus supplement:

  •
  offer, pledge, sell or contract to sell any common stock;

  •
  sell any option or contract to purchase any common stock;

  •
  purchase any option or contract to sell any common stock;

  •
  grant any option, right or warrant to purchase any common stock;

  •
  otherwise transfer or dispose of any shares of common stock or file any registration statement with respect to the foregoing;

  •
  enter into any other agreement that transfers, in whole or in part, the economic equivalent of ownership of common stock whether any such transaction is to be settled by delivery of shares or other securities, in cash or otherwise; or

  •
  publicly disclose the intention to make any such offer, sale, pledge, disposition or filing.

        The lock-up agreement applies to common stock and to securities convertible into, or exchangeable or exercisable for common stock. The lock-up agreement does not apply to any existing equity awards, with respect to conversions or exchanges of convertible or exchangeable securities that we have outstanding on the date of this prospectus supplement, grants of equity awards under equity compensation plans or issuances pursuant to employee stock purchase or similar plans or issuances pursuant to our dividend reinvestment or direct stock purchase or similar plans or issuances of any common stock pursuant to the forward sale agreement. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and J.P. Morgan Securities Inc., in their sole discretion, may release any of the securities subject to the lock-up agreement at any time without notice.

        Notwithstanding the foregoing, if (1) during the last 17 days of the 45-day restricted period we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the 45-day restricted period, we announce that we will issue an earnings release or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 45-day restricted period, the restrictions imposed above shall continue to apply until the expiration of the 18-day period beginning on the date of the issuance of the earnings release or the occurrence of the material news or material event, unless Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and J.P. Morgan Securities Inc. waive, in writing, such extension.

        The underwriters may engage in stabilizing transactions, covering transactions or purchases for the purpose of pegging, fixing or maintaining the price of our common stock, in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

        Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

        Covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover short positions.

        These stabilizing transactions and covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

        We have agreed to indemnify the underwriters, the forward purchaser and the forward seller against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        Our common stock is listed on the New York Stock Exchange under the symbol "XEL."

Notice to Prospective Investors in the EEA

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), an offer to the public of any shares of our common stock which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer to the public in that Relevant Member State of any Shares may be made at any time, with effect from and including the Relevant Implementation Date, under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of Merrill Lynch, Pierce Fenner & Smith Incorporated, Barclays Capital Inc. and J.P. Morgan Securities Inc. for any such offer; or

  (d)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus.

        For the purposes of this provision, the expression an "offer to the public" in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

  (A)
  it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

  (B)
  in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

Notice to Prospective Investors in the United Kingdom

        In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (within the meaning of Article 2(1)(e) of the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order"); and/or (ii) who are high net worth companies falling within Article 49(2)(a) to (d) of the Order; and/or (iii) other persons to whom it may otherwise lawfully be communicated (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Hong Kong

        This prospectus has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The shares will not be offered or sold in Hong Kong by means of any document other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

        The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Australia

        No prospectus, disclosure document, offering material or advertisement in relation to the common shares has been lodged with the Australian Securities and Investments Commission or the Australian Stock Exchange Limited. Accordingly, a person may not (a) make, offer or invite applications for the issue, sale or purchase of common shares within, to or from Australia (including an offer or invitation which is received by a person in Australia) or (b) distribute or publish this prospectus or any other prospectus, disclosure document, offering material or advertisement relating to the common shares in Australia, unless (i) the minimum aggregate consideration payable by each offeree is the U.S. dollar equivalent of at least A$500,000 (disregarding moneys lent by the offeror or its associates) or the offer otherwise does not require disclosure to investors in accordance with Part 6D.2 of the Corporations Act 2001 (CWLTH) of Australia; and (ii) such action complies with all applicable laws and regulations.

Notice to Prospective Investors in Switzerland

        We have not and will not register with the Swiss Financial Market Supervisory Authority ("FINMA") as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended ("CISA"), and accordingly the shares being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the shares have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the shares offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The shares may solely be offered to "qualified investors," as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended ("CISO"), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the shares are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the shares on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

CONFLICTS OF INTEREST

        The underwriters and their affiliates have provided, and in the future may continue to provide, investment banking, commercial banking and other financial services to the company and its affiliates in the ordinary course of business, for which they have received and will continue to receive customary compensation.

        All of the proceeds of this offering (excluding proceeds to us with respect to any common stock that we may sell to the underwriters in lieu of the forward seller selling our common stock to the underwriters and, if the underwriters exercise their over-allotment option and we elect to issue the additional shares to cover over-allotments directly, the proceeds to us from the issuance of such additional shares) will be paid to Merrill Lynch, Pierce, Fenner & Smith Incorporated as forward seller or its affiliate in its capacity as forward purchaser. As a result, Merrill Lynch, Pierce, Fenner & Smith Incorporated and/or its affiliates will receive more than 5% of the net proceeds of this offering, not including underwriting compensation. Accordingly, this offering is being made in compliance with the requirements of NASD Rule 2720 (Public Offerings of Securities with Conflicts of Interest) of the Financial Industry Regulatory Authority, Inc. Pursuant to that rule, the appointment of a "qualified independent underwriter" is not necessary in connection with this offering, as the shares of common stock have a "bona fide public market" (as such terms are defined in NASD Rule 2720).

LEGAL MATTERS

        Certain legal matters in connection with the offering of our common stock will be passed on for us by our counsel, Michael C. Connelly, 414 Nicollet Mall, Minneapolis, Minnesota and Jones Day, Chicago, Illinois, and for the underwriters by Dewey & LeBoeuf LLP, New York, New York. Mr. Connelly is our Vice President and General Counsel and is the beneficial owner of less than 1% of our common stock.

EXPERTS

        The consolidated financial statements, and the related financial statement schedules, incorporated in this prospectus supplement by reference from the Company's Annual Report on Form 10-K, and the effectiveness of the Company's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Xcel Energy Inc.

414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

Senior Debt Securities
Junior Subordinated Debt Securities
Common Stock

        We may offer and sell from time to time, in one or more offerings, together or separately, any combination of the securities described in this prospectus. Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

        You should carefully consider the risk factors set forth in the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission before making any decision to invest in any of the securities described in this prospectus.

        Our common stock trades on the New York Stock Exchange under the symbol "XEL."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 24, 2009.

        As permitted under the rules of the Securities and Exchange Commission, this prospectus incorporates important business information about Xcel Energy Inc. that is contained in documents that we file with the Securities and Exchange Commission but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the web site maintained by the Securities and Exchange Commission at http://www.sec.gov, as well as other sources. See "Where You Can Find More Information."

        You may also obtain copies of the incorporated documents, without charge, upon written or oral request to the Corporate Secretary, Xcel Energy Inc., 414 Nicollet Mall, Minneapolis, Minnesota 55401, (612) 330-5500.

        When we refer to "Xcel Energy," "the company," "we," "us" and "our" in this prospectus under the headings "Xcel Energy Inc." and "Ratio of Earnings to Fixed Charges," we mean Xcel Energy Inc. and its subsidiaries unless the context indicates otherwise. When such terms are used elsewhere in this prospectus, we refer only to Xcel Energy Inc. unless the context indicates otherwise.

        You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of those documents.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents it incorporates by reference contain statements that are not historical fact and constitute "forward-looking statements." When we use words like "anticipate," "believe," "estimate," "expect," "intend," "may," "object," "outlook," "plan," "project," "possible," "potential," "should," or similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. These statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others:

  •
  Economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures;

  •
  The risk of a significant slowdown in growth or decline in the U.S. economy, the risk of delay in growth recovery in the U.S. economy or the risk of increased cost for insurance premiums, security and other items as a consequence of past or future terrorist attacks;

  •
  Trade, monetary, fiscal, taxation and environmental policies of governments, agencies and similar organizations in geographic areas where we have a financial interest;

  •
  Customer business conditions, including demand for their products or services and supply of labor and materials used in creating their products and services;

  •
  Financial or regulatory accounting principles or policies imposed by the Financial Accounting Standards Board, the Securities and Exchange Commission (the "SEC"), the Federal Energy Regulatory Commission and similar entities with regulatory oversight;

  •
  Availability or cost of capital such as changes in: interest rates; market perceptions of the utility industry, Xcel Energy or any of its subsidiaries; or security ratings;

  •
  Factors affecting utility and nonutility operations such as unusual weather conditions; catastrophic weather-related damage; unscheduled generation outages, maintenance or repairs; unanticipated changes to fossil fuel, nuclear fuel or natural gas supply costs or availability due to higher demand, shortages, transportation problems or other developments; nuclear or environmental incidents; or electric transmission or natural gas pipeline constraints;

  •
  Employee workforce factors, including loss or retirement of key executives, collective bargaining agreements with union employees, or work stoppages;

  •
  Increased competition in the utility industry or additional competition in the markets served by us and our subsidiaries;

  •
  State, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rate structures and affect the speed and degree to which competition enters the electric and natural gas markets; industry restructuring initiatives; transmission system operation and/or administration initiatives; recovery of investments made under traditional regulation; nature of competitors entering the industry; retail wheeling; a new pricing structure; and former customers entering the generation market;

  •
  Rate-setting policies or procedures of regulatory entities, including environmental externalities, which are values established by regulators assigning environmental costs to each method of electricity generation when evaluating generation resource options;

  •
  Nuclear regulatory policies and procedures, including operating regulations and spent nuclear fuel storage;

  •
  Social attitudes regarding the utility and power industries;

  •
  Risks associated with the California power and other western markets;

  •
  Cost and other effects of legal and administrative proceedings, settlements, investigations and claims;

  •
  Technological developments that result in competitive disadvantages and create the potential for impairment of existing assets;

  •
  Risks associated with implementations of new technologies; and

  •
  Other business or investment considerations that may be disclosed from time to time in our SEC filings or in other publicly disseminated written documents.

        You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties are discussed in more detail under "Business," "Risk Factors," "Management's Discussion and Analysis" and "Notes to Consolidated Financial Statements" in our Annual Report on Form 10-K for the year ended December 31, 2008 and other documents on file with the SEC. You may obtain copies of these documents as described under "Where You Can Find More Information."

        We undertake no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors should not be construed as exhaustive.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") from the date of the prospectus until we sell all of the securities.

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2008;

  •
  Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2009 and June 30, 2009;

  •
  Our Current Reports on Form 8-K filed with the SEC on January 7, 2009, February 5, 2009, February 19, 2009, February 24, 2009, February 26, 2009, March 27, 2009, March 31, 2009, April 8, 2009, April 9, 2009, April 22, 2009, May 1, 2009 (except the information furnished under Item 7.01), May 7, 2009, May 28, 2009, May 29, 2009, June 3, 2009 and July 1, 2009;

  •
  Exhibit 99.01 to our Form 8-K filed with the SEC on March 13, 2002, which contains a description of our common stock, our Form 8-K filed with the SEC on August 14, 2008, which describes certain amendments to our Bylaws, and our Form 8-K filed with the SEC on December 12, 2008 describing the termination of the Stockholder Protection Rights Agreement dated as of December 13, 2000, between us and The Bank of New York Mellon, as successor rights agent.

        We do not provide annual reports to holders of our debt securities unless specifically requested by a holder.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Corporate Secretary
Xcel Energy Inc.
414 Nicollet Mall
Minneapolis, MN 55401
(612) 330-5500

XCEL ENERGY INC.

        We are a public utility holding company with four utility subsidiaries: (i) Northern States Power Company, a Minnesota corporation, which serves approximately 1.4 million electric customers and approximately 500,000 gas customers in Minnesota, North Dakota and South Dakota; (ii) Public Service Company of Colorado, a Colorado corporation, which serves approximately 1.4 million electric customers and approximately 1.3 million gas customers in Colorado; (iii) Southwestern Public Service Company, a New Mexico corporation, which serves approximately 393,000 electric customers in portions of Texas and New Mexico; and (iv) Northern States Power Company, a Wisconsin corporation, which serves approximately 248,000 electric customers and approximately 104,000 gas customers in northern Wisconsin and the western portion of the Upper Peninsula of Michigan.

        We were incorporated in 1909 under the laws of Minnesota as Northern States Power Company. On August 18, 2000, we merged with New Century Energies, Inc. and our name was changed from Northern States Power Company to Xcel Energy Inc.

        Our principal executive offices are located at 414 Nicollet Mall, Minneapolis, Minnesota 55401, and our telephone number at that location is (612) 330-5500. Our web site is http://www.xcelenergy.com. Our web site is provided for informational purposes only. No information contained in, or that can be accessed through, our web site is to be considered as part of this prospectus.

        This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings.

        This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or supplement information contained in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

USE OF PROCEEDS

        Unless otherwise set forth in a prospectus supplement, we intend to add the net proceeds from the sale of the securities described in this prospectus to our general funds and use those proceeds for general corporate purposes, primarily to fund our operating units and subsidiaries, and to repay debt. The specific allocation of the proceeds of a particular series of the securities will be described in the prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES (Unaudited)

		Year Ended December 31,
	Six Months Ended June 30, 2009
		2008	2007	2006	2005	2004
Ratio of Earnings to Fixed Charges	2.2	2.5	2.2	2.2	2.1	2.2

        For purposes of computing the ratio of earnings to fixed charges, (1) earnings consist of income from continuing operations before income taxes and equity earnings plus fixed charges and investment tax credits; and (2) fixed charges consist of interest on long-term debt, other interest charges, the interest component on leases and amortization of debt discount, premium and expense.

 DESCRIPTION OF SENIOR DEBT SECURITIES

        The description below contains summaries of selected provisions of the indenture, including supplemental indentures, under which the senior debt securities (referred to herein as "senior debt securities") will be issued. These summaries are not complete. The indenture and the form of the supplemental indenture applicable to the senior debt securities have been filed as exhibits to the registration statement. You should read them for provisions that may be important to you. In the summaries below, we have included references to section numbers of the indenture so that you can easily locate these provisions.

        We are not required to issue future issues of indebtedness under the senior unsecured indenture described in this prospectus. We are free to use other indentures or documentation, containing provisions different from those described in this prospectus, in connection with future issues of other indebtedness not under this registration statement.

        The senior debt securities will be represented either by global senior debt securities registered in the name of The Depository Trust Company ("DTC"), as depository ("Depository"), or its nominee, or by securities in certificated form issued to the registered owners, as set forth in the applicable prospectus supplement. See the information under the heading "Book-Entry System" in this prospectus.

General

        The senior debt securities will be issued in one or more new series under an indenture dated as of December 1, 2000 between us and Wells Fargo Bank, National Association, as trustee (the "Senior Debt Trustee"). This indenture, as previously supplemented by supplemental indentures and as to be supplemented by a new supplemental indenture for each series of debt securities, is referred to in this prospectus as the "Senior Indenture." As of June 30, 2009, there were three series of senior debt securities in an aggregate principal amount of $912.6 million outstanding under the Senior Indenture.

        The holders of the outstanding senior debt securities do not, and, unless the supplemental indenture that describes a particular series of senior debt securities provides otherwise with respect to that series, the holders of any senior debt securities offered by this prospectus will not, have the right to require us to repurchase the senior debt securities if we become involved in a highly leveraged or change in control transaction. The Senior Indenture does not have any provision that is designed specifically in response to highly leveraged or change in control transactions.

        The senior debt securities will be our unsecured and unsubordinated obligations. The senior debt securities will rank on a parity in right of payment with all of our existing and future unsecured and unsubordinated indebtedness and will rank senior to any of our subordinated indebtedness. As of June 30, 2009, we have one series of junior subordinated debt in the aggregate principal amount of $400 million outstanding and our unsecured and unsubordinated indebtedness was approximately $912.6 million. The senior debt securities will be subordinated to any of our secured indebtedness, as to the assets securing such indebtedness. As of June 30, 2009, we had no secured indebtedness.

        In addition, the senior debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries. We are a holding company and conduct business through our various subsidiaries. As a result, our cash flow and consequent ability to meet our debt obligations primarily depend on the earnings of our subsidiaries, and on dividends and other payments from our subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of our subsidiaries, could limit our ability to obtain cash from our subsidiaries for the purpose of meeting debt service obligations, including the payment of principal and interest on the senior debt securities. Any rights to receive assets of any subsidiary upon its liquidation or reorganization and the consequent right of the holders of the senior debt securities to participate in those assets will be subject to the claims of that subsidiary's creditors, including trade creditors, except to the extent that we are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary. As of June 30, 2009, our subsidiaries had approximately $16.0 billion of indebtedness and other liabilities outstanding.

        The amount of securities that we may issue under the Senior Indenture is not limited. We are not required to issue all senior debt securities of one series at the same time and, unless we indicate otherwise in the applicable prospectus supplement, we may reopen a series for issuances of additional senior debt securities of that series without the consent of the holders of the senior debt securities of that series.

        When we offer to sell a particular series of senior debt securities, we will describe the specific terms of that series in a prospectus supplement relating to that series, including the following terms:

  •
  the title, aggregate principal amount and offering price of that series of senior debt securities;

  •
  the interest rate or rates, or method of calculation of such rate or rates, on that series, and the date from which the interest will accrue;

  •
  the dates on which interest will be payable;

  •
  the record dates for payments of interest;

  •
  the date on which the senior debt securities of that series will mature;

  •
  any redemption terms;

  •
  the period or periods within which, the price or prices at which and the terms and conditions upon which the senior debt securities of that series may be repaid, in whole or in part, at the option of the holder thereof;

  •
  any changes to events of defaults or covenants; and

  •
  other specific terms applicable to the senior debt securities or that series.

        Any special U.S. federal income tax considerations applicable to senior debt securities sold at an original issue discount and any special U.S. federal income tax or other considerations applicable to any senior debt securities which are denominated in currencies other than U.S. dollars will be described in the prospectus supplement relating to that series of senior debt securities.

        Unless we indicate otherwise in the applicable prospectus supplement, the senior debt securities will be denominated in U.S. dollars in minimum denominations of $1,000 and integral multiples thereof.

Registration, Transfer and Exchange

        Senior debt securities of any series may be exchanged for other senior debt securities of the same series of any authorized denominations and of a like aggregate principal amount, series and stated maturity and having the same terms and original issue date or dates. (Section 2.6 of the Senior Indenture).

        Unless we indicate otherwise in the applicable prospectus supplement, senior debt securities may be presented for registration of transfer (duly endorsed or accompanied by a duly executed written instrument of transfer), at the office of the Senior Debt Trustee maintained for that purpose with respect to any series of senior debt securities and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Senior Indenture. Any transfer or exchange will be effected if the senior debt securities are duly endorsed by, or accompanied by a written instrument or instruments of transfer in a form satisfactory to the Company and the Senior Debt Trustee and duly executed by the holder of the senior debt security as described in the Senior Indenture. (Section 2.6 of the Senior Indenture).

        The Senior Debt Trustee will not be required to exchange or register a transfer of any senior debt securities of a series selected, called or being called for redemption except, in the case of any senior debt security to be redeemed in part, the portion thereof not to be so redeemed. (Section 2.6 of the Senior Indenture). See the information under the heading "Book-Entry System."

Payment and Paying Agents

        Principal, interest and premium, if any, on senior debt securities issued in the form of global senior debt securities will be paid in the manner described below under the heading "Book-Entry System." Unless we indicate otherwise in the applicable prospectus supplement, interest on senior debt securities that are in the form of certificated senior debt securities will be paid by check mailed to the holder at that person's address as it appears in the register for the senior debt securities maintained by the Senior Debt Trustee; however, a holder of $10,000,000 or more senior debt securities having the same interest payment dates will be entitled to receive payments of interest by wire transfer to a bank within the continental United States if appropriate wire transfer instructions have been received by the Senior Debt Trustee on or prior to the applicable record date. (Section 2.12 of the Senior Indenture). Unless we indicate otherwise in the applicable prospectus supplement, the principal, interest at maturity and premium, if any, on senior debt securities in the form of certificated senior debt securities will be payable in immediately available funds at the office of the Senior Debt Trustee. (Section 2.12 of the Senior Indenture).

        All monies paid by us to a paying agent for the payment of principal, interest or premium, if any, on any senior debt security which remain unclaimed at the end of two years after that principal, interest or premium has become due and payable will be repaid to us and the holder of that senior debt security will thereafter look only to us for payment of that principal, interest or premium. (Section 4.4 of the Senior Indenture).

Events of Default and Remedies

        The following constitute events of default under the Senior Indenture:

  •
  default in the payment of principal and premium, if any, on any security issued under the Senior Indenture when due and payable and continuance of that default for 5 days;

  •
  default in the payment of interest on any security issued under the Senior Indenture when due and continuance of that default for 30 days;

  •
  default in the performance or breach of our other covenants or warranties in the securities or in the Senior Indenture and the continuation of that default or breach for 90 days after written notice to us as provided in the Senior Indenture; and

  •
  specified events of bankruptcy, insolvency or reorganization of our company.

(Section 7.1 of the Senior Indenture).

        Acceleration of Maturity.    If an event of default occurs and is continuing, either the Senior Debt Trustee or the holders of a majority in principal amount of the outstanding senior debt securities may declare the principal amount of all senior debt securities to be due and payable immediately. At any time after an acceleration of the securities has been declared, but before a judgment or decree of the immediate payment of the principal amount of the securities has been obtained, if we pay or deposit with the Senior Debt Trustee a sum sufficient to pay all matured installments of interest and the principal and any premium which has become due otherwise than by acceleration and all defaults have been cured or waived, then that payment or deposit will cause an automatic rescission and annulment of the acceleration of the securities. (Section 7.1 of the Senior Indenture).

        Indemnification of Senior Debt Trustee.    The Senior Debt Trustee generally will be under no obligation to exercise any of its rights or powers under the Senior Indenture at the request or direction of any of the holders unless such holders have offered reasonable security or indemnity to the Senior Debt Trustee. (Section 8.2 of the Senior Indenture).

        Right to Direct Proceedings.    The holders of a majority in principal amount of the outstanding securities generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Debt Trustee, or of exercising any trust or power conferred on the Senior Debt Trustee, relating to the securities. However, the Senior Debt Trustee may refuse to follow any direction that conflicts with law or the Senior Indenture or would expose the Senior Debt Trustee to personal liability or be unduly prejudicial to holders not joining in such proceeding. (Section 7.7 of the Senior Indenture).

        Limitation on Rights to Institute Proceedings.    No holder of the senior debt securities of a series will have any right to pursue a remedy under the Senior Indenture, unless:

  •
  the holder has previously given the Senior Debt Trustee written notice of a continuing event of a default on the series;

  •
  the holders of at least a majority in principal amount of the outstanding securities affected by such event of default have made written request, and the holder or holders have offered indemnity satisfactory to the Senior Debt Trustee to pursue the remedy; and

  •
  the Senior Debt Trustee has failed to comply with the request within 60 days after the request and offer.

(Section 7.4 of the Senior Indenture).

        No Impairment of Right to Receive Payment.    Notwithstanding any other provision of the Senior Indenture, the holder of any senior debt security will have the absolute and unconditional right to receive payment of the principal, premium, if any, and interest on that senior debt security when due, and to institute suit for enforcement of that payment. This right may not be impaired without the consent of the holder. (Section 7.4 of the Senior Indenture).

        Notice of Default.    The Senior Debt Trustee is required to give the holders notice of the occurrence of a default within 90 days of the default, unless the default is cured or waived. Except in the case of a payment default on the senior debt securities, or a default in the payment of any sinking or purchase fund installments, the Senior Debt Trustee may withhold the notice if its board of directors or trustees, executive committee, or a trust committee of directors or trustees or responsible officers determines in good faith that it is in the interest of holders to do so. (Section 7.8 of the Senior Indenture). We are required to deliver to the Senior Debt Trustee each year a certificate as to whether or not we are in compliance with the conditions and covenants under the Senior Indenture. (Section 5.5 of the Senior Indenture).

Modification

        Unless we indicate otherwise in the applicable prospectus supplement, we and the Senior Debt Trustee may modify and amend the Senior Indenture from time to time.

        We will not need the consent of the holders for the following types of amendments:

  •
  curing any ambiguity, or curing, correcting or supplementing any defective or inconsistent provision or supplying an omission arising under the Senior Indenture;

  •
  changing or eliminating any of the provisions of the Senior Indenture, provided that any such change or elimination is to become effective only when:

  •
  there is no outstanding security created prior to the execution of the supplemental indenture that is entitled to receive the benefit of this provision; or

  •
  this change or elimination is applicable only to securities issued after the date this change or elimination becomes effective;

  •
  establishing the form of the securities or establishing or reflecting any terms of any security as provided in the Senior Indenture;

  •
  evidencing our successor corporation and the assumption by our successor of our covenants in the Senior Indenture and in the securities;

  •
  granting to or conferring upon the Senior Debt Trustee any additional rights, remedies, powers or authority for the benefit of the holders of the securities;

  •
  permitting the Senior Debt Trustee to comply with any duties imposed upon it by law;

  •
  specifying further the duties and responsibilities of the Senior Debt Trustee, any authenticating agent and any paying agent and defining further the relationships among the Senior Debt Trustee, authenticating agent and paying agent;

  •
  adding to our covenants for the benefit of the holders of the securities or surrendering a right given to us in the Senior Indenture;

  •
  adding security for the securities; or

  •
  making any change that is not prejudicial to the Senior Debt Trustee or the holders of the securities that is not stated in the Senior Indenture.

(Section 12.1 of the Senior Indenture).

        We will need the consent of the holders of each outstanding security affected by a proposed amendment if the amendment would cause any of the following to occur:

  •
  a change in the maturity date, reduction of the interest rate, or extension of the time of payment of interest, of any security;

  •
  a reduction in the principal amount of any security or the premium payable on any security;

  •
  a change in the currency of any payment of principal, premium or interest on any security;

  •
  a change in date on which any security may be redeemed or repaid at the option of the holder;

  •
  an impairment of the right of a holder to institute suit for the enforcement of any payment relating to any security;

  •
  a reduction in the percentage of outstanding securities necessary to consent to the modification or amendment of the Senior Indenture; or

  •
  a modification of these requirements or a reduction to less than a majority of the percentage of outstanding securities necessary to waive events of default.

(Section 12.2 of the Senior Indenture).

        Amendments other than those described in the above two paragraphs will require the approval of a majority in principal amount of the outstanding securities.

Defeasance and Discharge

        We may be discharged from all obligations relating to the senior debt securities and the Senior Indenture (except for specified obligations such as obligations to register the transfer or exchange of securities, replace stolen, lost or mutilated securities and maintain paying agencies) if we irrevocably deposit with the Senior Debt Trustee, in trust for the benefit of holders of securities, money or U.S. government obligations (or any combination thereof) sufficient to make all payments of principal, premium and interest on the securities on the dates those payments are due. To discharge these obligations, we must deliver to the Senior Debt Trustee an opinion of counsel that the holders of the securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or discharge of the Senior Indenture. Upon any discharge of our obligations as described above, we will be deemed to have paid and discharged our entire indebtedness represented by the senior debt securities and our obligations under the senior debt securities. (Section 4.1 of the Senior Indenture).

Consolidation, Merger and Sale of Assets; No Financial Covenants

        We will not consolidate with or merge into any other corporation or sell, or otherwise dispose all or substantially all of our assets unless the successor or transferee corporation assumes by supplemental indenture our obligations to pay the principal, interest and premium on all the securities and our obligation to perform every covenant of the Senior Indenture that we are to perform or observe, and we or the successor or transferee corporation, as applicable, are not immediately following such consolidation or merger, or sale, or disposition in default in the performance of any such covenant. Upon any consolidation or merger, or any sale, transfer or other disposition of all or substantially all of our assets, the successor or transferee corporation will succeed to, and be substituted for, and may exercise all of our rights and powers under the Senior Indenture with the same effect as if the successor corporation had been named as us in the Senior Indenture and we will be released from all obligations under the Senior Indenture. Regardless of whether a sale or transfer of assets might otherwise be considered a sale of all or substantially all of our assets, the Senior Indenture also specifically permits any sale, transfer or conveyance of our non-utility subsidiaries if, following such sale or transfer, the securities are rated by Standard & Poor's Ratings Group and Moody's Investors Service, Inc. at least as high as the ratings accorded the securities immediately prior to the sale, transfer or disposition. (Sections 11.1 and 11.2 of the Senior Indenture).

        The Senior Indenture does not contain any financial or other similar restrictive covenants.

Resignation or Removal of Senior Debt Trustee

        The Senior Debt Trustee may resign at any time by notifying us in writing and specifying the day that the resignation is to take effect. The resignation will not take effect, however, until the later of the appointment of a successor trustee and the day the resignation is to take effect. (Section 8.10 of the Senior Indenture).

        The holders of a majority in principal amount of the outstanding securities may remove the Senior Debt Trustee at any time. In addition, so long as no event of default or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, we may remove the Senior Debt Trustee upon notice to the holder of each security outstanding and written notice to the Senior Debt Trustee. (Section 8.10 of the Senior Indenture).

Governing Law

        The Senior Indenture and the senior debt securities will be governed by, and will be construed in accordance with, the laws of the State of Minnesota.

Concerning the Senior Debt Trustee

        Wells Fargo Bank, National Association is the Senior Debt Trustee. We maintain banking relationships with the Senior Debt Trustee in the ordinary course of business. The Senior Debt Trustee also acts as trustee for our junior subordinated debt securities and certain debt securities of our subsidiaries.

DESCRIPTION OF JUNIOR SUBORDINATED DEBT SECURITIES

        The description below contains summaries of selected provisions of the indenture, including supplemental indentures, under which the unsecured junior subordinated debt securities will be issued. These summaries are not complete. The indenture and the form of the supplemental indenture applicable to the junior subordinated debt securities have been filed as exhibits to the registration statement. You should read them for provisions that may be important to you. In the summaries below, we have included references to section numbers of the indenture so that you can easily locate these provisions. In this "Description of Junior Subordinated Debt Securities" we refer to securities issued under the Subordinated Indenture as the "junior debt securities."

        We are not required to issue future issues of indebtedness under the indenture described in this prospectus. We are free to use other indentures or documentation, containing provisions different from those described in this prospectus, in connection with future issues of other indebtedness not under this registration statement.

        The junior subordinated debt securities will be represented either by global junior subordinated debt securities registered in the name of the Depository or its nominee, or by securities in certificated form issued to the registered owners, as set forth in the applicable prospectus supplement. See the information under the heading "Book-Entry System" in this prospectus.

General

        The junior subordinated debt securities will be issued in one or more new series under a junior subordinated indenture to be entered into between us and Wells Fargo Bank, National Association, as trustee (the "Subordinated Debt Trustee"). This indenture, as it may be supplemented by a supplemental indenture for each series of junior subordinated debt securities, is referred to in this prospectus as the "Subordinated Indenture." As of June 30, 2009, we have one series of junior subordinated debt in the aggregate principal amount of $400 million outstanding under the Subordinated Indenture.

        The junior subordinated debt securities will be our unsecured obligations and will rank junior in right of payment to our Senior Indebtedness, as described under the caption "—Subordination." As of June 30, 2009, our outstanding Senior Indebtedness (as defined below) was approximately $912.6 million.

        In addition, the junior subordinated debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders. We are a holding company and conduct business through our various subsidiaries. As a result, our cash flow and consequent ability to meet our debt obligations primarily depend on the earnings of our subsidiaries, and on dividends and other payments from our subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of our subsidiaries, could limit our ability to obtain cash from our subsidiaries for the purpose of meeting debt service obligations, including the payment of principal and interest on the junior subordinated debt securities. Any rights to receive assets of any subsidiary upon its liquidation or reorganization and the consequent right of the holders of the junior subordinated debt securities to participate in those assets will be subject to the claims of that subsidiary's creditors, including trade creditors, except to the extent that we are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary. As of June 30, 2009, our subsidiaries had approximately $16.0 billion of indebtedness and other liabilities outstanding.

        Unless the supplemental indenture that describes a particular series of junior subordinated debt securities provides otherwise with respect to that series, the holders of any junior subordinated debt securities offered by this prospectus will not have the right to require us to repurchase the junior subordinated debt securities if we become involved in a highly leveraged or change in control transaction. The Subordinated Indenture does not have any provision that is designed specifically in response to highly leveraged or change in control transactions.

        The amount of junior debt securities that we may issue under the Subordinated Indenture is not limited. We are not required to issue all junior subordinated debt securities of one series at the same time and, unless we indicate otherwise in the applicable prospectus supplement, we may reopen a series for issuances of additional junior subordinated debt securities of that series without the consent of the holders of the junior subordinated debt securities of that series.

        When we offer to sell a particular series of junior subordinated debt securities, we will describe the specific terms of that series in a prospectus supplement relating to that series, including the following terms:

  •
  the title, aggregate principal amount and offering price of that series of junior subordinated debt securities;

  •
  the interest rate or rates, or method of calculation of such rate or rates, on that series, and the date from which the interest will accrue;

  •
  the dates on which interest will be payable;

  •
  any rights that would allow us to defer or extend an interest payment date;

  •
  the record dates for payments of interest;

  •
  the date on which the junior subordinated debt securities of that series will mature;

  •
  any redemption terms;

  •
  the period or periods within which, the price or prices at which and the terms and conditions upon which the junior subordinated debt securities of that series may be repaid, in whole or in part, at the option of the holder thereof;

  •
  any changes to events of default or covenants;

  •
  any changes to subordination provisions; and

  •
  other specific terms applicable to the junior subordinated debt securities or that series.

        Any special U.S. federal income tax considerations applicable to junior subordinated debt securities sold at an original issue discount and any special U.S. federal income tax or other considerations applicable to any junior subordinated debt securities which are denominated in currencies other than U.S. dollars will be described in the prospectus supplement relating to that series of junior subordinated debt securities.

        Unless we indicate otherwise in the applicable prospectus supplement, the junior subordinated debt securities will be denominated in U.S. dollars in minimum denominations of $1,000 and integral multiples thereof.

Subordination

        Each series of junior subordinated debt securities will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Indebtedness (as defined below). If:

  •
  we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;

  •
  a default in the payment of principal or interest on any Senior Indebtedness has occurred and is continuing; or

  •
  the maturity of any Senior Indebtedness has been accelerated because of a default on that Senior Indebtedness,

then the holders of Senior Indebtedness generally will have the right to receive payment, in the case of the first instance above, of all amounts due or to become due upon that Senior Indebtedness, and, in the case of the second and third instances, of all amounts due on that Senior Indebtedness, or we will make provision for those payments, before the holders of any junior subordinated debt securities have the right to receive any payments of principal or interest on their securities. (Sections 14.1 and 14.9 of the Subordinated Indenture).

        "Senior Indebtedness" means, with respect to any series of junior subordinated debt securities, the principal, premium, interest and any other payment in respect of any of the following (whether outstanding on the date of execution of the Subordinated Indenture or thereafter incurred):

  •
  all of our current and future indebtedness for borrowed or purchase money whether or not evidenced by bonds, debentures, notes or other similar written instruments;

  •
  our obligations under synthetic leases, finance leases and capitalized leases;

  •
  our obligations for reimbursement under letters of credit, banker's acceptances, security purchase facilities or similar facilities issued for our account;

  •
  any of our other indebtedness or obligations with respect to derivative contracts, including commodity contracts, interest rate, commodity and currency swap agreements, forward contracts and other similar agreements or arrangements designed to protect against fluctuations in commodity prices, currency exchange or interest rates; and

  •
  all indebtedness of others of the kinds described in the preceding categories which we have assumed or guaranteed.

        Senior Indebtedness will not include trade accounts payable, accrued liabilities arising in the ordinary course of business, indebtedness to our subsidiaries or any indebtedness which is by its terms junior to or on parity with the junior subordinated debt securities. (Section 1.1 of the Subordinated Indenture.)

        Senior Indebtedness will be entitled to the benefits of the subordination provisions in the Subordinated Indenture irrespective of the amendment, modification or waiver of any term of the Senior Indebtedness. We may not amend the Subordinated Indenture to change the subordination of any outstanding Senior Indebtedness without the consent of each holder of Senior Indebtedness that such amendment would adversely affect. (Sections 12.2 and 14.7 of the Subordinated Indenture.)

        The Subordinated Indenture does not limit the amount of Senior Indebtedness that we may issue.

Registration, Transfer and Exchange

        Junior subordinated debt securities of any series may be exchanged for other junior subordinated debt securities of the same series of any authorized denominations and of a like aggregate principal amount, series and stated maturity and having the same terms and original issue date or dates. (Section 2.6 of the Subordinated Indenture).

        Unless we indicate otherwise in the applicable prospectus supplement, junior subordinated debt securities may be presented for registration of transfer (duly endorsed or accompanied by a duly executed written instrument of transfer), at the office of the Subordinated Debt Trustee maintained for that purpose with respect to any series of junior subordinated debt securities and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Subordinated Indenture. Any transfer or exchange will be effected if the junior subordinated debt securities are duly endorsed by, or accompanied by a written instrument or instruments of transfer in a form satisfactory to the Company and the Subordinated Debt Trustee and duly executed by the holder of the junior subordinated debt security as described in the Subordinated Indenture. (Section 2.6 of the Subordinated Indenture).

        The Subordinated Debt Trustee will not be required to exchange or register a transfer of any junior subordinated debt securities of a series selected, called or being called for redemption except, in the case of any junior subordinated debt security to be redeemed in part, the portion thereof not to be so redeemed. (Section 2.6 of the Subordinated Indenture). See the information under the heading "Book-Entry System."

Payment and Paying Agents

        Principal, interest and premium, if any, on junior subordinated debt securities issued in the form of global junior subordinated debt securities will be paid in the manner described below under the heading "Book-Entry System." Unless we indicate otherwise in the applicable prospectus supplement, interest on junior subordinated debt securities that are in the form of certificated junior subordinated debt securities will be paid by check mailed to the holder at that person's address as it appears in the register for the junior subordinated debt securities maintained by the Subordinated Debt Trustee; however, a holder of $10,000,000 or more junior subordinated debt securities having the same interest payment dates will be entitled to receive payments of interest by wire transfer to a bank within the continental United States if appropriate wire transfer instructions have been received by the Subordinated Debt Trustee on or prior to the applicable record date. (Section 2.12 of the Subordinated Indenture). Unless we indicate otherwise in the applicable prospectus supplement, the principal, interest at maturity and premium, if any, on junior subordinated debt securities in the form of certificated junior subordinated debt securities will be payable in immediately available funds at the office of the Subordinated Debt Trustee. (Section 2.12 of the Subordinated Indenture).

        All monies paid by us to a paying agent for the payment of principal, interest or premium, if any, on any junior subordinated debt security which remain unclaimed at the end of two years after that principal, interest or premium has become due and payable will be repaid to us and the holder of that junior subordinated debt security will thereafter look only to us for payment of that principal, interest or premium. (Section 4.4 of the Subordinated Indenture).

Events of Default and Remedies

        Unless we provide otherwise in a prospectus supplement, the following will constitute events of default under the Subordinated Indenture with respect to the junior subordinated debt securities of any series:

  •
  default in the payment of principal and premium, if any, on any security of such series when due and payable and continuance of that default for 5 days;

  •
  default in the payment of interest on any security of such series when due and continuance of that default for 30 days (subject to the right to optionally defer interest payments);

  •
  default in the performance or breach of our other covenants or warranties in the securities of such series or in the Subordinated Indenture (other than a covenant or agreement that has been expressly included in the Subordinated Indenture for the benefit of one or more series of junior subordinated debt securities other than such series) and the continuation of that default or breach for 90 days after written notice to us as provided in the Subordinated Indenture; and

  •
  specified events of bankruptcy, insolvency or reorganization of our company.

(Section 7.1 of the Subordinated Indenture).

        Acceleration of Maturity.    If an event of default occurs and is continuing with respect to a series of junior subordinated debt securities, either the Subordinated Debt Trustee or the holders of at least 25% in principal amount of the outstanding securities of that series may declare the principal amount of all securities of that series to be due and payable immediately. At any time after an acceleration of a series of securities has been declared, but before a judgment or decree of the immediate payment of the principal amount of those securities has been obtained, if:

  •
  Holders of a majority in aggregate principal amount of the securities of that series rescind in writing the acceleration; and

  •
  we pay or deposit with the Subordinated Debt Trustee a sum sufficient to pay all matured installments of interest with respect to that series of securities and the principal and any premium which has become due with respect to that series of securities otherwise than by acceleration and all defaults with respect to that series of securities have been cured or waived, then that holders' rescission and the payment or deposit will cause an automatic rescission and annulment of the acceleration of the securities of that series. (Section 7.1 of the Subordinated Indenture).

        Indemnification of Subordinated Debt Trustee.    The Subordinated Debt Trustee generally will be under no obligation to exercise any of its rights or powers under the Subordinated Indenture at the request or direction of any of the holders unless such holders have offered reasonable security or indemnity to the Subordinated Debt Trustee. (Section 8.2 of the Subordinated Indenture).

        Right to Direct Proceedings.    The holders of a majority in principal amount of the outstanding securities of a series generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Debt Trustee, or of exercising any trust or power conferred on the Subordinated Debt Trustee, relating to the securities of that series. Notwithstanding, the Subordinated Debt Trustee may refuse to follow any direction that conflicts with law or the Subordinated Indenture or would expose the Subordinated Debt Trustee to personal liability or be unduly prejudicial to holders not joining in such proceeding. (Section 7.7 of the Subordinated Indenture).

        Limitation on Rights to Institute Proceedings.    No holder of the junior subordinated debt securities of a series will have any right to pursue a remedy under the Subordinated Indenture, unless:

  •
  the holder has previously given the Subordinated Debt Trustee written notice of a continuing event of a default on the series;

  •
  the holders of at least a majority in principal amount of the outstanding securities of all series affected by such event of default, considered as one class, have made written request, and the holder or holders have offered indemnity satisfactory to the Subordinated Debt Trustee to pursue the remedy; and

  •
  the Subordinated Debt Trustee has failed to comply with the request within 60 days after the request and offer.

(Section 7.4 of the Subordinated Indenture).

        No Impairment of Right to Receive Payment.    Notwithstanding any other provision of the Subordinated Indenture, the holder of any junior subordinated debt security will have the absolute and unconditional right to receive payment of the principal, premium, if any, and interest on that junior subordinated debt security when due and payable, and to institute suit for enforcement of that payment. This right may not be impaired without the consent of the holder. (Section 7.4 of the Subordinated Indenture).

        Notice of Default.    The Subordinated Debt Trustee is required to give the holders of a series of securities notice of the occurrence of a default within 90 days of the default with respect to that series, unless the default is cured or waived. Except in the case of a payment default on the junior subordinated debt securities, or a default in the payment of any sinking or purchase fund installments, the Subordinated Debt Trustee may withhold the notice if its board of directors or trustees, executive committee, or a trust committee of directors or trustees or responsible officers determines in good faith that it is in the interest of holders of the series of affected securities to do so. (Section 7.8 of the Subordinated Indenture). We are required to deliver to the Subordinated Debt Trustee each year a certificate as to whether or not we are in compliance with the conditions and covenants under the Subordinated Indenture. (Section 5.5 of the Subordinated Indenture).

Defeasance and Discharge

        We may be discharged from all obligations relating to the junior subordinated debt securities and the Subordinated Indenture (except for specified obligations such as obligations to register the transfer or exchange of securities, replace stolen, lost or mutilated securities and maintain paying agencies) if we irrevocably deposit with the Subordinated Debt Trustee, in trust for the benefit of holders of securities, money or U.S. government obligations (or any combination thereof) sufficient to make all payments of principal, premium and interest on the securities on the dates those payments are due. To discharge these obligations, we must deliver to the Subordinated Debt Trustee an opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling or similar pronouncement by the Internal Revenue Service or that there has been a change in law, in either case to the effect that the holders of the securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or discharge of the Subordinated Indenture, and holders will be subject to tax in the same manner, in the same amounts and same time as would have been the case absent such defeasance. Upon any discharge of our obligations as described above, we will be deemed to have paid and discharged our entire indebtedness represented by the junior subordinated debt securities and our obligations under the junior subordinated debt securities. (Section 4.1 of the Subordinated Indenture).

Modification

        Unless we indicate otherwise in the applicable prospectus supplement, we and the Subordinated Debt Trustee may modify and amend the Subordinated Indenture from time to time.

        We will not need the consent of the holders for the following types of amendments:

  •
  curing any ambiguity, or curing, correcting or supplementing any defective or inconsistent provision or supplying an omission arising under the Subordinated Indenture;

  •
  changing or eliminating any of the provisions of the Subordinated Indenture, provided that any such change or elimination is to become effective only when:

  •
  there is no outstanding security created prior to the execution of the supplemental indenture that is entitled to receive the benefit of this provision; or

  •
  this change or elimination is applicable only to securities issued after the date this change or elimination becomes effective;

  •
  establishing the form of the securities or establishing or reflecting any terms of any security as provided in the Subordinated Indenture;

  •
  evidencing our successor corporation and the assumption by our successor of our covenants in the Subordinated Indenture and in the securities;

  •
  granting to or conferring upon the Subordinated Debt Trustee any additional rights, remedies, powers or authority for the benefit of the holders of the securities;

  •
  permitting the Subordinated Debt Trustee to comply with any duties imposed upon it by law;

  •
  specifying further the duties and responsibilities of the Subordinated Debt Trustee, any authenticating agent and any paying agent and defining further the relationships among the Subordinated Debt Trustee, authenticating agent and paying agent;

  •
  adding to our covenants for the benefit of the holders of the securities, surrendering a right given to us in the Subordinated Indenture or adding any event of default with respect to one or more series of securities;

  •
  facilitating defeasance and discharge of any series of the securities, provided that such action shall not adversely affect the interest of any holder;

  •
  adding security for the securities; or

  •
  making any change that is not prejudicial to the Subordinated Debt Trustee or the holders of the securities that is not stated in the Subordinated Indenture.

(Section 12.1 of the Subordinated Indenture).

        We will need the consent of the holders of each outstanding security affected by a proposed amendment if the amendment would cause any of the following to occur:

  •
  a change in the maturity date, reduction of the interest rate, or extension of the time of payment of interest, of any security;

  •
  a reduction in the principal amount of any security or the premium payable on any security;

  •
  a change in the currency of any payment of principal, premium or interest on any security;

  •
  a change in date on which any security may be redeemed or repaid at the option of the holder;

  •
  an impairment of the right of a holder to institute suit for the enforcement of any payment relating to any security;

  •
  a reduction in the percentage of outstanding securities necessary to consent to the modification or amendment of the Subordinated Indenture;

  •
  a modification of these requirements or a reduction to less than a majority of the percentage of outstanding securities necessary to waive events of default; or

  •
  a modification of the subordination provisions in a manner adverse to such holders.

(Section 12.2 of the Subordinated Indenture).

        Amendments other than those described in the above two paragraphs will require the approval of a majority in principal amount of the outstanding securities of all series, provided that if there are securities of more than one series outstanding and if a proposed amendment would directly affect the rights of holders of securities of one or more, but less than all, of such series, then the approval of a majority in principal amount of the outstanding securities of all series so directly affected, considered as one class, will be required.

Consolidation, Merger and Sale of Assets; No Financial Covenants

        We will not consolidate with or merge into any other corporation or sell, or otherwise dispose all or substantially all of our assets unless the successor or transferee corporation assumes by supplemental indenture our obligations to pay the principal, interest and premium on all the securities and our obligation to perform every covenant of the Subordinated Indenture that we are to perform or observe, and we or the successor or transferee corporation, as applicable, are not immediately following such consolidation or merger, or sale, or disposition in default in the performance of any such covenant. Upon any consolidation or merger, or any sale, transfer or other disposition of all or substantially all of our assets, the successor or transferee corporation will succeed to, and be substituted for, and may exercise all of our rights and powers under the Subordinated Indenture with the same effect as if the successor corporation had been named as us in the Subordinated Indenture and we will be released from all obligations under the Subordinated Indenture. Regardless of whether a sale or transfer of assets might otherwise be considered a sale of all or substantially all of our assets, the Subordinated Indenture also specifically permits any sale, transfer or conveyance of our non-utility subsidiaries if, following such sale or transfer, the securities are rated by Standard & Poor's Ratings Group and Moody's Investors Service, Inc. at least as high as the ratings accorded the securities immediately prior to the sale, transfer or disposition. (Sections 11.1 and 11.2 of the Subordinated Indenture).

        The Subordinated Indenture does not contain any financial or other similar restrictive covenants.

Resignation or Removal of Subordinated Debt Trustee

        The Subordinated Debt Trustee may resign with respect to securities of any series at any time by notifying us in writing and specifying the day that the resignation is to take effect. The resignation will not take effect, however, until the later of the appointment of a successor trustee and the day the resignation is to take effect. (Section 8.10 of the Subordinated Indenture).

        The holders of a majority in principal amount of the outstanding securities of any series may remove the Subordinated Debt Trustee as trustee of that series of securities at any time. In addition, so long as no event of default or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing with respect to securities of any series, we may remove the Subordinated Debt Trustee with respect to securities of that series upon notice to the holder of each security of that series outstanding and written notice to the Subordinated Debt Trustee. (Section 8.10 of the Subordinated Indenture).

Governing Law

        The Subordinated Indenture and the junior subordinated debt securities will be governed by, and will be construed in accordance with, the laws of the State of Minnesota. (Section 15.4 of the Subordinated Indenture).

Concerning the Subordinated Debt Trustee

        Wells Fargo Bank, National Association is the Subordinated Debt Trustee. We maintain banking relationships with the Subordinated Debt Trustee in the ordinary course of business. The Subordinated Debt Trustee also acts as trustee for our senior debt securities and certain debt securities of our subsidiaries.

 BOOK-ENTRY SYSTEM

        Each series of senior debt securities or junior subordinated debt securities, collectively referred to in this section as "debt securities," offered by this prospectus may be issued in the form of one or more global debt securities representing all or part of that series of debt securities. This means that we will not issue certificates for that series of debt securities to the holders. Instead, unless we specify otherwise in the applicable prospectus supplement, a global debt security representing that series will be deposited with, or on behalf of, DTC, or its successor as the Depository and registered in the name of the Depository or a nominee of the Depository. However, unless we specify otherwise in the applicable prospectus supplement, if the aggregate principal amount of any issue exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of such issue.

        The Depository will keep a computerized record of its participants (for example, your broker) whose clients have purchased securities represented by a global debt security. Unless it is exchanged in whole or in part for a certificated debt security, a global debt security may not be transferred, except that the Depository, its nominees and their successors may transfer a global debt security as a whole to one another.

        Beneficial interests in global debt securities will be shown on, and transfers of interests will be made only through, records maintained by the Depository and its participants. The laws of some jurisdictions require that some purchasers take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global debt security.

        We will wire principal, interest and any premium payments to the Depository or its nominee. We and the applicable Trustee will treat the Depository or its nominee as the owner of the global debt security for all purposes, including any notices and voting. Accordingly, we, the applicable Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on a global debt security to owners of beneficial interests in a global debt security.

        Unless we specify otherwise in the applicable prospectus supplement, DTC will act as Depository for debt securities issued as global debt securities. The debt securities will be registered in the name of Cede & Co. (DTC's partnership nominee).

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The DTC Rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at http://www.dtcc.com and http://www.dtc.org.

        Purchases of debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of each actual purchaser of each debt security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

        To facilitate subsequent transfers, all securities deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the debt securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such debt securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Redemption notices shall be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

        Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the debt securities unless authorized by a Direct Participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).

        Redemption proceeds, distributions, and dividend payments on the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts, upon DTC's receipt of funds and corresponding detail information from us or the applicable Trustee on payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC nor its nominee, the applicable Trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the applicable Trustee, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

        DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving reasonable notice to us or the applicable Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, debt security certificates are required to be printed and delivered.

        We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, debt security certificates will be printed and delivered to DTC.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from DTC, and we and any underwriters, dealers or agents are not responsible for the performance by DTC of its obligations under the rules and procedures governing its operations or otherwise.

        Any underwriters, dealers or agents of any debt securities may be Direct Participants of DTC.

DESCRIPTION OF COMMON STOCK

        The following summary description sets forth some of the general terms and provisions of the common stock. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of the common stock, you should refer to the provisions of our Restated Articles of Incorporation and Bylaws.

General

        Our capital stock consists of two classes: common stock, par value $2.50 per share (1,000,000,000 shares currently authorized of which 455,725,244 shares were outstanding as of July 17, 2009); and preferred stock, par value $100 per share (7,000,000 shares authorized, of which the following series were outstanding as of July 17, 2009: $3.60 Series—275,000 shares; $4.08 Series—150,000 shares; $4.10 Series—175,000 shares; $4.11 Series—200,000 shares; $4.16 Series—99,800 shares; and $4.56 Series—150,000 shares). Our board of directors is authorized to provide for the issue from time to time of preferred stock in series and, as to each series, to fix the designation, dividend rates and times of payment, redemption price, and liquidation price or preference as to assets in voluntary liquidation. Cumulative dividends, redemption provisions and sinking fund requirements, to the extent that some or all of these features are or may be present when preferred stock is issued, could have an adverse effect on the availability of earnings for distribution to the holders of the common stock or for other corporate purposes.

Dividend Rights

        Before we can pay any dividends on our common stock, the holders of our preferred stock are entitled to receive their dividends at the respective rates provided for in the terms of the shares of their series. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations—Common Stock Dividends" in our most recent Annual Report on Form 10-K for a discussion of factors affecting our payment of dividends.

Limitations on Payment of Dividends on and Acquisitions of Common Stock

        So long as any shares of our preferred stock are outstanding, dividends (other than dividends payable in common stock), distributions or acquisitions of our common stock:

  •
  may not exceed 50% of net income for a prior twelve-month period, after deducting dividends on any preferred stock during the period, if the sum of the capital represented by the common stock, premiums on capital stock (restricted to premiums on common stock only by SEC orders), and surplus accounts is less than 20% of capitalization;

  •
  may not exceed 75% of net income for such twelve-month period, as adjusted if this capitalization ratio is 20% or more, but less than 25%; and

  •
  if this capitalization ratio exceeds 25%, dividends, distributions or acquisitions may not reduce the ratio to less than 25% except to the extent permitted by the provisions described in the above two bullet points.

        As described above, under these provisions, dividend payments may be restricted if our capitalization ratio (on a holding company basis only, i.e., not on a consolidated basis) is less than 25 percent. For those purposes, the capitalization ratio is equal to the (i) common stock plus surplus divided by (ii) the sum of common stock plus surplus plus long-term debt. Based on this definition, our capitalization ratio at June 30, 2009 was 44.3 percent. Although we have preferred stock outstanding, the restrictions do not place any effective limit on our ability to pay dividends because the restrictions are only triggered when the capitalization ratio is less than 25 percent or will be reduced to less than

25 percent through dividends (other than dividends payable in common stock), distributions or acquisitions of our common stock.

        Because we are a holding company and conduct all of our operations through our subsidiaries, our cash flow and ability to pay dividends will be dependent on the earnings and cash flows of our subsidiaries and the distribution or other payment of those earnings to us in the form of dividends, or in the form of repayments of loans or advances to us. Some of our subsidiaries may have restrictions on their ability to pay dividends including covenants under their borrowing arrangements and mortgage indentures, and possibly also restrictions imposed by their regulators.

Voting Rights

        The holders of shares of preferred stock of the $3.60 Series are entitled to three votes for each share held, and the holders of our common stock and of all of our other series of preferred stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. If, however, dividends payable on any series of our preferred stock are in default in an amount equal to the amount payable during the immediately preceding twelve-month period, the holders of shares of preferred stock, voting as a class and without regard to series, are entitled to elect the smallest number of directors necessary to constitute a majority of our board of directors and the holders of shares of common stock, voting as a class, are entitled to elect our remaining directors.

        The affirmative vote or consent of the holders of various specified percentages of preferred stock is required to effect selected changes in our capital structure and other transactions that might affect their rights. Except to the extent required by law, holders of common stock do not vote as a class in case of any modification of their rights.

Change of Control

        Our Bylaws and the Minnesota Business Corporation Act, as amended (the "Minnesota BCA"), contain provisions that could discourage or make more difficult a change of control of our company.

        Election of Directors.    In electing directors, shareholders may cumulate their votes in the manner provided in the Minnesota BCA. Cumulative voting rights may make it more difficult for a group owning a significant amount of our voting securities to effect a complete change in the board of directors than would be the case if cumulative voting did not exist.

        Nomination Procedures.    In addition to our board of directors, shareholders can nominate candidates for our board of directors. However, a shareholder must follow the advance notice procedures described in Article 2, Section 18 of our restated Bylaws. In general, a shareholder must submit a written notice of the nomination which includes the information required by our restated Bylaws to our Corporate Secretary at least 90 days before the first anniversary of the date of the preceding year's annual meeting of shareholders, along with the written consent of the nominee to serve as director. If, however, the date of the annual meeting is more than thirty days before or after such anniversary date, the notice must be so delivered or so mailed and received not less than ninety days before the annual meeting or, if later, within ten days after the first public announcement of the date of the annual meeting.

        Shareholder Proposal Procedures.    Shareholders must provide us advance notice of the introduction by them of business at annual meetings of our shareholders. For a shareholder to properly bring a proposal before an annual meeting, the shareholder must follow the advance notice procedures described in our Bylaws. In general, the shareholder must deliver a written notice to our Corporate Secretary describing the proposal and the shareholder's interest in the proposal not less than ninety days prior to the first anniversary of the date of the preceding year's annual meeting of shareholders. If, however, the date of the annual meeting is more than thirty days before or after such anniversary date, the notice must be so delivered or so mailed and received not less than ninety days before the annual meeting or, if later, within ten days after the first public announcement of the date of the annual meeting. Except to the extent otherwise required by law, the adjournment of an annual meeting of shareholders will not commence a new time period for the giving of a shareholder's notice as required above.

        Amendment of Bylaws.    Under our Bylaws, our board of directors can adopt, amend or repeal the Bylaws, subject to limitations under the Minnesota BCA and Article VII of our Restated Articles of Incorporation. Our shareholders also have the power to change or repeal our Bylaws.

        Minnesota BCA.    Section 302A.671 of the Minnesota BCA applies to potential acquirers of 20% or more of our voting shares. Section 302A.671 provides in substance that shares acquired by such acquirer will not have any voting rights unless the voting rights are either:

  •
  approved by (i) a majority of the voting power of all of our shares entitled to vote including all shares held by the acquirer and (ii) a majority of the voting power of all of our shares entitled to vote excluding all interested shares; or

  •
  acquired in a transaction that (i) is pursuant to a tender offer or exchange offer for all of our voting shares, (ii) results in the acquirer becoming the owner of at least a majority of our outstanding voting shares, and (iii) has been approved by a committee of disinterested directors.

        Section 302A.673 of the Minnesota BCA generally prohibits public Minnesota corporations, including us, from engaging in any business combination with a person or entity owning, directly or indirectly, 10% or more of our voting shares for a period of four years after the date of the transaction in which such person or entity became a 10% shareholder unless the business combination or the acquisition resulting in 10% ownership was approved by a committee of disinterested directors prior to the date such person or entity became a 10% shareholder.

        Section 302A.675 of the Minnesota BCA provides in substance that a person or entity making a takeover offer (an "offeror") for us is prohibited from acquiring any additional shares of our company within two years following the last purchase of shares pursuant to the offer with respect to that class unless (i) the acquisition is approved by a committee of disinterested directors before the purchase of any shares by the offeror pursuant to the offer or (ii) our shareholders are afforded, at the time of the acquisition, a reasonable opportunity to dispose of their shares to the offeror upon substantially equivalent terms as those provided in the earlier takeover offer.

Liquidation Rights

        In the event of liquidation, after the holders of all series of preferred stock have received $100 per share in the case of involuntary liquidation, and the then applicable redemption prices in the case of voluntary liquidation, plus in either case an amount equal to all accumulated and unpaid dividends, the holders of the common stock are entitled to the remaining assets.

Preemptive and Subscription Rights

        No holder of our capital stock has the preemptive right to purchase or subscribe for any additional shares of our capital stock.

        Our common stock is listed on the New York Stock Exchange. Wells Fargo Bank, N.A. is the Transfer Agent and Registrar for the common stock.

 PLAN OF DISTRIBUTION

        We may sell the offered securities (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL OPINIONS

        Legal opinions relating to the securities being offered by this prospectus will be rendered by our counsel, James L. Altman, 414 Nicollet Mall, Minneapolis, Minnesota and Jones Day, Chicago, Illinois. James L. Altman is our Vice President and Deputy General Counsel and is the beneficial owner of less than 1% of our common stock.

        Certain legal matters with respect to offered securities will be passed upon by counsel for any underwriters, dealers or agents, each of whom will be named in the related prospectus supplement.

EXPERTS

        The consolidated financial statements, and the related financial statement schedules, incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K, and the effectiveness of the Company's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports [1] express an unqualified opinion on the consolidated financial statements and financial statements schedules and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards Board, or FASB, Interpretation No. 48, "Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109" and [2] express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

19,000,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch
Barclays Capital
J.P. Morgan

Co-Managers

Credit Suisse
KeyBanc Capital Markets
Morgan Stanley
UBS Investment Bank

August 3, 2010